UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
Guardant Health, Inc.
(Name of Registrant as Specified In Its Charter)
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3100 Hanover Street

Palo Alto, California, 94304

April 25, 2024

Dear Guardant Stockholder:

We are pleased to invite you to attend the Guardant Health, Inc. 2024 Annual Meeting of Stockholders to be held on Wednesday, June 12, 2024, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2024.

2023 was an important year of strong execution across our business. We delivered more than 170,000 clinical tests and grew revenue 25% year over year. In Therapy Selection, we continued to improve our financial profile and achieved cash flow breakeven at the end of the year. In the fall, we hosted our inaugural investor day where we shared our long-term vision for Guardant and provided five-year financial targets.

In Therapy Selection, nearly 10 years after we launched the first comprehensive liquid biopsy, Guardant360 continued its strong momentum and ended the year with record revenue and clinical volume, reinforcing our market-leading position. In the first half of the year, our commitment to coverage expansion for Guardant360 resulted in additional coverage policies with major commercial insurers, supporting steady ASP improvement through the back half of the year. We also made significant progress integrating our services into major electronic medical records (EMR) systems in the US and ended the year with more than 475 accounts, exceeding our original target of 400. Internationally, we made important strides in Japan with the establishment of national reimbursement for Guardant360 CDx and subsequent commercial launch. In the UK, our partnership with Royal Marsden is powering its lab to support the expansion of complete genomic profiling and received an expression of interest by NHS England to launch liquid biopsy for non-small cell lung cell cancer. In Biopharma, we continued our strong expansion and ended the year with over 165 cumulative partnerships. We also launched Guardant360 for research use in China and exited the year with a healthy pipeline of partnerships.

In MRD, we continued to generate colorectal cancer (CRC) and breast cancer data for Reveal, bolstering its clinical validity profile. Reveal volume grew more than 90% year over year and, by end of year, we upgraded the assay to our Smart liquid biopsy platform, which enables even deeper clinical insights and a lower cost profile over time.

In Screening, we achieved a significant milestone with the submission of the final module of our PMA for ShieldTM to the U.S. Food and Drug Administration (FDA). CRC screening is one of the largest unmet medical needs in healthcare. Even with available CRC screening modalities, 50 million eligible Americans remaining unscreened. Our Shield LDT test has shown dramatic improvement to screening adherence in a real world setting with an adherence rate of greater than 90%. Beyond CRC, our goal has always been to have a blood test that can detect multiple cancers at early stages. Our second strategic indication is lung, the leading cause of cancer-related mortality, and we are making good progress enrolling for our lung cancer screening study.

Our expanding technology suite along with commercial and regulatory execution are enabling us to continue to fulfill our commitment to help patients at all stages of cancer live longer and healthier lives. We thank all of our stakeholders for their continued support and confidence in our efforts to transform cancer care.

We hope that you will join us at our 2024 Annual Meeting of Stockholders on June 12, 2024. Your continuing interest in Guardant Health is very much appreciated.

Sincerely,

Helmy Eltoukhy

Chairperson of the Board of Directors

and Co-Chief Executive Officer

AmirAli Talasaz

Co-Chief Executive Officer

3100 Hanover Street

Palo Alto, California, 94304

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2024

To the Stockholders of Guardant Health, Inc.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Guardant Health, Inc., a Delaware corporation, will be held on Wednesday, June 12, 2024, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2024.

The Annual Meeting will be held for the following purposes:

1.

To elect the three Class III director nominees to serve on the Board of Directors of Guardant Health, Inc. for a three-year term expiring at the 2027 annual meeting of stockholders or until their successors have been elected and qualified. The three nominees for election to the Board of Directors are Helmy Eltoukhy, Steve Krognes and AmirAli Talasaz;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

3.

To approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials; and

4.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in our proxy materials accompanying this Notice.

We know of no other matters to come before the Annual Meeting. Only stockholders who owned shares of common stock of Guardant Health, Inc. at the close of business on April 15, 2024 are entitled to notice of and to vote on matters brought for vote at the Annual Meeting or at any postponements or adjournments thereof.

You are cordially invited to attend the meeting conducted via live webcast, by registering at www.virtualshareholdermeeting.com/GH2024. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your shares of common stock in the manner described in this proxy statement. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the meeting. Regardless of the number of shares of common stock you own, as a stockholder your role is very important, and the Board of Directors strongly encourages you to exercise your right to vote.

By order of the Board of Directors of Guardant Health, Inc.,

John Saia

Chief Legal Officer and Corporate Secretary

Palo Alto, California

April 25, 2024

Item	Page

Item	Page

Other Matters	94
Stockholder Proposals and Nominations	94
Householding of Proxy Materials	94
No Incorporation by Reference	95
Forward-Looking Statements	95
Appendix A: Director Qualification Standards and Additional Selection Criteria	A-1
Appendix B: Reconciliation of Non-GAAP Information	B-1

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Guardant Health, Inc., a Delaware corporation (as used herein, “Guardant,” “Guardant Health,” “we,” “us” or “our”), for use at our 2024 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 12, 2024, at 9:30 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/GH2024, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Virtual Annual Meeting. The Annual Meeting will be a virtual meeting of stockholders conducted via live audio webcast. You are invited to attend the Annual Meeting online. We believe that a virtual meeting provides expanded stockholder access and participation, as well as improved communications. You will be able to attend, vote and submit your questions online during the Annual Meeting. You will not be able to attend the Annual Meeting in person. Stockholders may attend the Annual Meeting online by logging onto www. virtualshareholdermeeting.com/GH2024 using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee.

Notice and Access Proxy Delivery. We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail or electronically on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 25, 2024, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Stockholder Meeting to be Held on June 12, 2024

Our proxy statement and 2023 Annual Report are available at www.proxyvote.com. This website address contains: the Notice of Annual Meeting, the proxy statement and proxy card sample, and the 2023 Annual Report. You will need your 16-digit control number that is included on your Notice, on your proxy card, or on the voting instruction form provided by your broker, bank or other nominee, to access these materials. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of the close of business on April 15, 2024, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 121,885,230 shares of our common stock outstanding. On each matter presented to our stockholders for vote, the holders of common stock are entitled to one vote per share held as of the Record Date.

Voting of Shares

The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Record Holder. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Hold in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

General. The Internet and telephone voting facilities will close at 11:59 p.m. EDT on June 11, 2024. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Voting at the Virtual Annual Meeting. To attend and vote at the Annual Meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/GH2024 using the 16-digit control number included on your Notice, on your proxy card or on the voting instruction form. Attendance at the Annual Meeting will not, by itself, result in any vote or revocation of a prior vote. You must follow the instructions at www.virtualshareholdermeeting.com/GH2024 to vote your shares at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting online. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows:

✓	FOR the election of each of the three Class III nominees for director named in our proxy materials;

✓	FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

✓

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials.

The proxy gives each of Helmy Eltoukhy, AmirAli Talasaz and John Saia discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

Revocation of Proxy

If your shares are held of record, you may change or revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	timely delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and timely delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet at or before 11:59 p.m. EDT on June 11, 2024 (your latest telephone or Internet voting instructions are followed); or

•

attending the Annual Meeting at www.virtualshareholdermeeting.com/GH2024 and timely voting your shares online, although attendance at the Annual Meeting will not, by itself, constitute a vote or revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies by record holders should be addressed to:

Guardant Health, Inc.

3100 Hanover Street

Palo Alto, California 94304

Attention: Corporate Secretary

If your shares are held in the name of a broker, bank, or other nominee, you may change or revoke your voting instructions by following the instructions of your broker, bank, or other nominee contained on the Notice.

Broker Non-Votes

Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote on such matter from the beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that are considered “non-routine” without specific voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker on how to vote on the election of directors or other “non-routine” proposals, your broker cannot exercise discretion to vote you shares and your shares will be considered to be “broker non-votes” and will not be voted on such matters. Accordingly, if your broker holds your common stock in “street name,” your broker will vote your shares on the election of directors and other “non-routine” proposals only if you provide instructions to your broker on how to vote your shares by following the procedures outlined in the voting instruction form sent to you by your broker. Only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter on which your broker may vote without instruction from you as the beneficial owner. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve named executive officer compensation) are considered non-routine matters, and without your instruction, your broker cannot vote your shares for either of Proposal No. 1 or Proposal No. 3.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy, telephone and via Internet at www.proxyvote.com as of 11:59 p.m. EDT on June 11, 2024. The inspector of elections will also tabulate votes cast at www.virtualshareholdermeeting.com/GH2024 during the Annual Meeting and will determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. On the Record Date, there were 121,885,230 shares of common stock entitled to vote at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Proposal No. 1: Election of Directors. A plurality of the votes cast in the election of directors at the Annual Meeting is required for the election of directors. No cumulative voting is permitted. You may vote “FOR” or “WITHHOLD” your vote on any nominee. The three Class III director nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes are considered votes not cast and thus will have no effect on the outcome of the election of directors.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm. You may vote “FOR” or “AGAINST” or “ABSTAIN”. The number of votes “FOR” must exceed the number of votes “AGAINST” for the proposal to pass. Abstentions are considered to be votes not cast on this proposal and thus will have no effect. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are not expected to result from the vote on Proposal No. 2. Any broker non-votes would be considered votes not cast and thus would have no effect.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for determining approval on an advisory basis of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials. You may vote “FOR” or “AGAINST” or “ABSTAIN”. The number of votes “FOR” must exceed the number of votes “AGAINST” for the proposal to pass. Abstentions and broker non-votes are considered to be votes not cast on this proposal and thus will have no effect. This vote is advisory and not binding on us, our Board, or our Compensation Committee.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Vote Recommendation

Our Board of Directors unanimously recommends that you vote:

✓	FOR the election of each of the three Class III director nominees named in our proxy materials;

✓	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

✓

FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in our proxy materials.

Details Regarding the Virtual Annual Meeting

The Annual Meeting will be held virtually this year via live interactive audio webcast on the Internet. You will be able to attend, vote and submit your questions during the Annual Meeting by logging onto www.virtualshareholdermeeting.com/GH2024. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting

The live audio webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific Time. Online access to the audit webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-In Instructions

Instructions on how to connect to the Annual Meeting, participate and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/GH2024. To participate in the Annual Meeting, you will need to log-in using the 16-digit control number on your Notice, proxy card or voting instruction form.

Technical Assistance

Beginning 15 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Submitting Questions at the Annual Meeting

Stockholders may submit questions and vote at www.virtualshareholdermeeting.com/GH2024 during the Annual Meeting. You will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form as proof of stock ownership in order to be able to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer the questions submitted during the Annual Meeting that are pertinent to us and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. The Rules of Conduct will be posted on the virtual meeting web portal. Substantially similar questions will be answered only once. To promote fairness, efficient use of our resources and to ensure all stockholder questions are able to be addressed, we will respond to no more than two questions from a single stockholder.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at our corporate headquarters for a period of no less than ten days ending on the day prior to the Annual Meeting date. Please contact our Corporate Secretary at CorpSecretary@guardanthealth.com if you are interested in viewing the list. The list of stockholders will also be made available during the Annual Meeting at www.virtualshareholdermeeting.com/GH2024.

CORPORATE GOVERNANCE

Corporate Governance Focus and Stockholder Outreach

Over the course of the last few years, the Board has been actively engaged in a comprehensive review of its corporate governance practices and in taking steps to strengthen and enhance those practices in response to stockholder feedback. These steps have included increasing the size of the Board from seven to eight directors and increasing the diversity of the Board. Most recently, the Board made a number of meaningful enhancements to the Company’s corporate governance practices. In November 2023, for example, our Board approved and adopted our clawback policy and, we continued enhancing our Environmental, Social and Governance (ESG) efforts by publishing our inaugural ESG Report in May 2023.

We recognize the value of a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, environmental, social and governance issues, and human capital management. During the second quarter of 2023 we contacted our top 75 stockholders, representing more than 83% of the Company’s outstanding shares of common stock. We ultimately spoke with three investors owning 1.9% of outstanding shares with another eight investors owning 21% of outstanding shares stating they had no concerns that warranted a call with management. We also spoke with eight investors owning 39% of outstanding shares during the first quarter of 2024 in order to receive input from some of our top stockholders on the executive compensation program generally.

Board Composition

The Board currently has eight members. The following provides summary information about each director and reflects their committee assignments as of April 25, 2024.

Name	Position	Age	Director Since	AC	CC	N&CG

Helmy Eltoukhy	Chairperson & Co-Chief Executive Officer (“Co-CEO”)	45	2013

AmirAli Talasaz	Director & Co-CEO	44	2013

Ian Clark	Lead Independent Director	63	2017

Vijaya Gadde	Director	49	2020

Meghan Joyce	Director	40	2021

Steve Krognes	Director	55	2022

Myrtle Potter	Director	65	2021

Musa Tariq	Director	41	2023

 Chair    Member

AC Audit Committee CC Compensation Committee N&CG Nominating & Corporate Governance Committee

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each, with each director holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. The term of one class expires at each annual meeting of stockholders.

Statistics for Directors (as of April 25, 2024)

Independence	Gender Diversity	Racial / Ethnic Diversity	Tenure

75%	38%	38%	3.5 years

6 of 8 directors are independent	3 of 8 directors are female	3 of 8 directors are members of traditionally underrepresented racial/ethnic groups, as defined by current U.S. census racial/ethnic categories	Average tenure of directors

In accordance with Nasdaq Stock Market (“Nasdaq”) rules, the following Board Diversity Matrix sets forth the required diversity statistics for our directors:

Nasdaq Board Diversity Matrix (As of April 25, 2024)

Total Number of Directors:	8

	Female	Male

Part I: Gender Identity

Directors	3	5

Part II: Demographic Background

African American or Black	1	—

Asian	1	1

White	1	3

Did Not Disclose Demographic Background	—	1

Diversity of Skills and Expertise for Directors as of Our Annual Meeting

The skills matrix below identifies our directors’ prominent experiences and qualifications by name. Each director brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. By its nature, the information contained in this summary is not intended to be exhaustive but aims to convey the general breadth of experience and qualifications that our directors bring to their work on our Board to oversee strategy, performance, culture and risk at the Company.

Board Skills of Directors

Senior Executive Leadership	●	●	●	●	●	●	●	●

Other Public Company Board Experience			●	●	●	●	●

Corporate Strategy / M&A	●	●	●	●	●	●	●

Financial / Accounting or Audit Experience	●	●	●		●	●	●

Healthcare Industry Experience	●	●	●		●	●	●

Sales / Marketing Experience	●	●	●		●		●	●

Risk Management and Compliance	●	●	●	●	●	●	●

Sustainability and ESG			●	●	●	●	●

Cybersecurity / Technology		●		●	●	●	●	●

Global / International Experience	●	●	●	●		●	●	●

Our Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for determining Board membership qualifications and for selecting, evaluating and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. When considering whether directors and nominees have the experience, qualifications, attributes or skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a team that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. Directors and nominees should have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Governance Committee maintains Director Qualification Standards for selecting nominees and for considering stockholder recommended nominees, which are included in this proxy statement as Appendix A. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities. Our directors possess a range of diverse skills, backgrounds, experience and viewpoints that we believe are integral to an effective board of directors. Detailed information about each individual’s qualifications, experience, skills and expertise along with select professional and community contributions can be found above and in the section entitled “Proposal 1: Election of Directors” in this proxy statement. We believe that our directors provide an appropriate mix of experience, diversity and skills relevant to the size and nature of our business.

The Governance Committee is mindful of the policies regarding board service of certain institutional investors and proxy advisory firms, which policies were developed due to concerns that “overboarded” directors face excessive time commitments and challenges in fulfilling their duties. Messrs. Clark and Krognes may be deemed “overboarded” under certain policies. Mr. Clark is not up for re-election this year. Nonetheless, the Governance Committee reviewed and considered the contributions of both Messrs. Clark and Krognes to the Board and noted their strong attendance, preparedness and engagement at Board and committee meetings, and their valuable and extensive public company director experience and expertise. The Committee also noted Mr. Clark’s leadership as our Lead Independent Director.

The Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters: Stockholder Proposals and Nominations” in this proxy statement and must include all information as required under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), and any other information that would be required to solicit a proxy under federal securities laws. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Director Independence

Our Governance Committee and our Board have undertaken a review of the Board’s composition, the composition of Board committees and the independence of each director. Based upon information concerning each director’s background, employment and affiliations, including family relationships, the Board has affirmatively determined that each of Ian Clark, Vijaya Gadde, Meghan Joyce, Steve Krognes, Myrtle Potter and Musa Tariq is independent, as defined under the applicable listing requirements and rules of Nasdaq and the Securities and Exchange Commission (the “SEC”), and that each of them and their respective family members have no material relationship with us, commercial or otherwise, that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Board also affirmatively determined that Samir Kaul, who served as a director during 2023 and who resigned as a director effective February 1, 2024, was independent, as defined under the applicable listing requirements and rules of Nasdaq and the SEC. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Drs. Eltoukhy and Talasaz were determined to not be independent due to their service as our Co-CEOs.

Board Leadership Structure

Our Board has determined that at this time it is in the best interests of the Company and our stockholders to have Helmy Eltoukhy, our Co-CEO, serve as our Chairperson of the Board, coupled with a strong lead independent director, Ian Clark. Dr. Eltoukhy was appointed as Chairperson of the Board on August 5, 2021, succeeding AmirAli Talasaz in this role. We believe having one of our senior executives serve as Chairperson promotes responsibility and accountability, and that our Board benefits from having a Chairperson with his extensive understanding of our business and the unique challenges we face. The Board believes that this structure best facilitates consistent leadership direction and long-term strategic planning, while building a cohesive corporate culture that speaks with a single voice.

Our Board also recognizes the value and importance of a strong independent lead director with clearly delineated responsibilities. The independent directors have appointed Ian Clark to serve as our lead independent director. As set forth in our Corporate Governance Guidelines, Mr. Clark, as our independent lead director, has clearly delineated and comprehensive duties, including:

•	presiding at all meetings of the Board at which the Chairperson is not present, including all executive sessions of the independent directors;

•	approving Board meeting schedules and agendas;

•	meeting in executive session without non-independent directors or management present on a regularly scheduled basis, but no less than twice per year; and

•	acting as the liaison between the independent directors and our Co-CEOs and Chairperson.

Our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of Guardant and its stockholders.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Corporate Governance” section of our website at https://investors.guardanthealth.com.

Attendance by Members of the Board at Meetings

Our Board held seven meetings and acted by written consent three times during the year ended December 31, 2023. All of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. The membership of each standing committee in 2023 and the number of meetings held during 2023 are identified in the table below.

Director	Audit	Compensation	Governance
Helmy Eltoukhy
AmirAli Talasaz
Ian Clark			Chair
Vijaya Gadde		Chair
Meghan Joyce	✓		✓
Samir Kaul(1)		✓
Steve Krognes	Chair		✓
Myrtle Potter	✓	✓
Musa Tariq(2)			✓
Number of meetings held during FY 2023*	5	7	4

*	Does not include action by written consent
(1)	Mr. Kaul resigned as a member of the Board on February 1, 2024.
(2)	Mr. Tariq joined the Board effective March 6, 2023.

Currently, we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our Annual Meeting. All of our directors attended our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. Our lead independent director, Mr. Clark, presides over all executive sessions of Board of Directors meetings.

Board Committees

We currently have three standing committees: Audit Committee, Compensation Committee and Governance Committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Corporate Governance – Governance Documents” section at https://investors.guardanthealth.com.

Audit Committee

Our Audit Committee currently consists of Steve Krognes, Meghan Joyce and Myrtle Potter, with Mr. Krognes serving as chair. Our Board has determined that each of these directors is independent as defined by the applicable rules of the Nasdaq and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and Nasdaq rules. In addition, our Board has determined that each of Mr. Krognes, and Mss. Joyce and Potter is an “audit committee financial expert” as defined by the SEC.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	appointing, approving the compensation of, and reviewing and assessing the qualifications, performance, and independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements and related disclosures;

•	reviewing and discussing with management and the independent registered public accounting firm significant issues regarding accounting principles and financial-statement presentation;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	reviewing and discussing our risk management and assessment policies and oversight of enterprise risk management process, and overseeing management of the Company’s financial and regulatory risks;

•

overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Compensation Committee

Our Compensation Committee currently consists of Vijaya Gadde, Meghan Joyce and Myrtle Potter, with Ms. Gadde serving as chair. Ms. Joyce replaced Samir Kaul as a member of the Compensation Committee in February 2024, following Mr. Kaul’s resignation from our Board. Our Board has determined that each of these directors is independent under Nasdaq rules and that each qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee’s responsibilities include, among other things:

•	reviewing and approving, or recommending that our Board approve, the compensation of our Co-Chief Executive Officers and our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committees’ compensation advisers; and

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans;

•	administering our incentive compensation and equity plans, including approving grants of cash- and equity-based awards under such plans;

•	reviewing and overseeing our strategies, initiatives and policies regarding human capital management; and

•	reviewing, approving and adopting our clawback policy.

Since October 2019, the Compensation Committee has engaged Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), as independent compensation consultants to provide advice and guidance on the design of our executive compensation programs and practices. Aon attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Aon provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs, and proposed executive and director compensation levels. Aon reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chair of the Compensation Committee.

For 2023, Aon assisted the Compensation Committee as requested, including with the following:

•	updating the peer group of companies for our executive and director compensation analysis;

•	conducting detailed market analysis on executive and director compensation relative to our peer group, and advising on general industry pay practices;

•

meeting regularly with our Compensation Committee to review each element of executive compensation for the executive officers (base salary, annual cash incentives and long-term incentives), including the competitiveness of the executive compensation program against peer group data;

•	reviewing the Company’s equity grant strategy;

•	assisting with the Company’s consideration of the executive compensation risk assessment;

•	supporting the drafting of our executive compensation disclosures for this proxy statement; and

•	attending Compensation Committee meetings as requested, and communicating with the Chair of the Compensation Committee between meetings.

The Compensation Committee regularly reviews the services provided by its outside consultants, and it has assessed the independence of Aon consistent with SEC rules and Nasdaq listing standards. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee has determined that Aon is independent, and that no conflicts of interest exist between the Company and Aon.

Nominating and Corporate Governance Committee

Our Governance Committee currently consists of Ian Clark, Steve Krognes and Musa Tariq, with Mr. Clark serving as chair. Meghan Joyce served as a member of the Governance Committee during 2023, and stepped down from the committee in February 2024 in connection with her transition onto the Compensation Committee. Our Board has determined that each of these directors is independent under Nasdaq rules.

The Governance Committee’s responsibilities include, among other things:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning, and periodically reviewing the performance of our Co-Chief Executive Officers;

•	reviewing and making recommendations to the Board with respect to Board leadership structure;

•

reviewing and making recommendations to the Board with respect to corporate social responsibility, including climate and other ESG matters (with the Compensation Committee primarily responsible for human capital matters);

•

reviewing and discussing with management our information technology initiatives, particularly those that relate to healthcare regulatory compliance, including education on cybersecurity and other relevant compliance risks;

•	reviewing and reassessing our Code of Conduct, and overseeing management’s efforts to monitor compliance with our Code of Conduct;

•	reviewing and reassessing our Corporate Governance Guidelines, and recommending to the Board any proposed changes; and

•	overseeing the annual self-evaluation of the Board and its committees.

Risk Oversight

The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile, about material issues affecting the quality or integrity of our financial statements, compliance with legal or regulatory requirements, the performance or independence of the independent auditor, the performance of the Company’s internal audit function, and other matters that the Audit Committee deems appropriate. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach. The standing committees of the Board retain primary responsibility for risk oversight in the following key areas:

Audit Committee	Overseeing financial risk, capital risk, related party transactions, financial compliance risk and internal controls over financial reporting.

Compensation Committee	Overseeing our risks related to our compensation philosophy and practices and evaluating the balance between incentives and rewards.

Governance Committee

Evaluating director independence, the effectiveness of our Corporate Governance Guidelines and Code of Conduct, reviewing our ESG strategy and information technology initiatives, particularly those that relate to healthcare regulatory compliance, and cybersecurity, and overseeing management’s succession planning.

Each of our committees periodically provide updates to the Board regarding risk management issues and management’s response.

Business Code of Conduct and Ethics

We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is designed to deter unlawful or unethical behavior, including with respect to actual or apparent conflicts of interest; to promote full, fair, accurate, timely and understandable disclosures; to promote compliance with applicable laws, rules and regulations; to prompt internal reporting of any violations and protection for persons reporting any such questionable behavior; to protect the Company’s business interests and assets in a manner that is protective of human health and safety and the environment; and to provide guidelines for our employees regarding political contributions, personal conduct and social media practices. We have posted a current copy of the code on our website, https://investors.guardanthealth.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.

Environmental, Social and Governance (ESG)

Guardant’s Values. Each day at Guardant starts and ends with putting the patient first. We are a team of diverse, passionate, and curious individuals, motivated to transform cancer care for patients at all stages of the disease. Guided by our core values, our commitment to advancing breakthrough science and giving patients the opportunity to live healthier lives is central to how we operate. Even as these values have evolved, we have never wavered from our commitment to putting the patient first.

Our Core Values

Our ESG Commitment. Our vision is to transform cancer care by creating impactful diagnostic tools that will be affordable and accessible to far more patients around the world. We are driven by an intense passion to dramatically change the course of cancer patients’ journeys. Our frustration with the data-starved status quo and our strong desire to improve human health shapes our unique culture. Our mission — to conquer cancer — is at the heart of our ESG commitment and fully integrated into our business strategy.

Guided by our core values, our commitment to advancing breakthrough science and giving patients the opportunity to live healthier lives are central to how we operate and are foundational to our approach to corporate responsibility. We believe that to serve patients well, it is important to also act responsibly in our relationships with our employees, our communities and the environment. Therefore, we are committed to:

Providing meaningful work and development opportunities to our employees
Striving to recruit, hire, and retain a talented and diverse team of people who align with our values and fostering a diverse, inclusive, and equitable workplace
Conducting our business with the highest professional and ethical standards and operating with integrity and mutual respect

Maintaining a well-developed environmental, health, and safety program, which is reinforced through rigorous policies, education, and engagement of our employees and internal and external periodic audits

Making it easy and affordable to complete our tests
Investing in environmental sustainability and responsible supply chain operations

ESG Reporting and Engagement. In May 2023, we released our inaugural ESG report, which provides additional information related to our ESG commitments, initiatives, and recent achievements. Our ESG report is available for download on our website at http://investors.guardanthealth.com/corporate-governance/esg. We plan to provide periodic updates covering our ESG progress and data. Please note that nothing contained on or accessible through our website, including our ESG report or sections thereof, shall be deemed incorporated by reference into this proxy statement.

We engage with a variety of external groups, including our stockholders, our biopharma partners, and sustainability experts, to identify and understand ways to continually improve our ESG program. Based on feedback received from our engagements, we have conducted an initial accounting of our Scope 1 and 2 greenhouse gas emissions, and we are in the process of expanding that analysis as we strive to improve our environmental management efforts. We are also evaluating potential ways to reduce our greenhouse gas emissions in line with the latest climate science. Additionally, we intend to more systematically engage our largest suppliers on ESG initiatives, and we plan to adopt a supplier code of conduct to outline our expectations related to responsible business conduct.

Grants and Giving. We sponsor and support numerous non-profits and patient advocacy groups and our employees donate their time to a variety of causes. Our contributions help to support the work of non-profit organizations of all sizes, working in areas such as cancer research and patient support, community wellness and scientific education, and supporting the mission to accelerate access to innovation for cancer patients.

Safety and Wellness. We are committed to providing a safe and secure work environment and maintaining environmental, health and safety policies that seek to promote the health and safety of our employees and patients. We mandate continual training programs, and we have a robust employee wellness program that recognizes and supports the importance of personal health and work-life balance. We are committed to rewarding, supporting, and developing the employees who make it possible to deliver on our strategy. To that end, we offer a comprehensive total rewards package that includes market-competitive fixed and/or variable pay, broad-based equity grants and bonuses, access to medical, dental, vision and life insurance benefits, disability coverage, fertility subsidies, retirement savings plans, paid time off and family leave, caregiving support, fitness, cellphone and internet reimbursements, and mental health and other wellness benefits.

Governance. We evaluate input from our stockholders and consider their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our stockholders. Our dialogue has led to enhancements in our corporate governance, ESG, and executive compensation activities, which we believe are in the best interest of the Company and our stockholders.

Communications with our Board

Any interested person, including any stockholder, may communicate with our Board by written mail addressed to Guardant Health, Inc. Board of Directors, c/o Corporate Secretary, 3100 Hanover Street, Palo Alto, California, 94304. We encourage stockholders to include proof of ownership of our stock in their communications. The corporate secretary will review the communications and forward them to the Board or the relevant committee of the Board, unless the communication is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

DIRECTOR COMPENSATION

Our Director Compensation Program is intended to fairly compensate our non-employee directors for the time and effort necessary to serve on our Board, in a manner that is competitive and serves the best interests of the Company and our stockholders.

Process for Determining Director Compensation. Decisions regarding the non-employee director compensation program are approved by our full Board based on recommendations by the Compensation Committee. The Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program each year, with this review usually scheduled before our annual stockholder meeting. The Compensation Committee consults with its independent compensation consultant periodically as to the competitive position of our director compensation program, both in terms of the compensation amount and with respect to the program’s design, against those of our peers (information about our peer group is on page 42).

The compensation for our Board members is aligned with long-term value creation because it consists solely of stock option and restricted stock unit awards that do not vest as to any of the underlying shares until one-year after the grant date. By using a program that is entirely based on stock awards, the Board has established a compensation program that fully aligns their interests with those of our stockholders. Our directors do not receive cash compensation for their service as directors, but we pay their reasonable expenses incurred for attending meetings. The Compensation Committee did not recommend to the Board any adjustments to our director compensation program for 2023.

The following is a summary of our director compensation program that was adopted in June 2020 and remained in effect for 2023:

Initial Awards (each, an “Initial Award”)

•

stock option award with an aggregate value of $362,500 (determined by dividing the value of the award by the per share Black-Scholes valuation as of the applicable grant date) and an exercise price equal to the fair market value of our common stock on the date of grant; and

•	restricted stock unit award with an aggregate value of $362,500 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

Annual Awards (each, an “Annual Award”)

•

stock option award with an aggregate value of $212,500 (determined by dividing the value of the award by the per share Black-Scholes valuation as of the applicable grant date) and an exercise price equal to the fair market value of our common stock on the date of grant; and

•	restricted stock unit award with an aggregate value of $212,500 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

Annual Lead Independent Director Award (each, a “LID Award”)

•	restricted stock unit award with an aggregate value of $45,000 (determined by dividing the value by the fair market value of our common stock on the applicable grant date).

The Initial Award is granted to each non-employee director who is initially elected or appointed to serve on the Board and each Initial Award vests and becomes exercisable (as applicable) as to 25% of the shares subject to such award on the first anniversary of the director’s election to the Board, and as to the remaining 75% of the shares subject to the Initial Award in substantially equal installments on each monthly anniversary of the director’s election to the Board thereafter, subject to continued service through the applicable vesting date.

The Annual Award is granted on the date of each annual stockholders’ meeting to non-employee directors who have served on the Board for at least six months prior to the date of such annual stockholders’ meeting. Each Annual Award vests and become exercisable (as applicable) in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.

The LID Award is granted on the date of each annual stockholders’ meeting to the non-employee director who has served on the Board for at least six months as of the date of such annual stockholders’ meeting and who will also serve as Lead Independent Director of the Board immediately following such meeting. Each LID Award will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date. Our Board decided that the additional LID Award is appropriate given the significant role and scope of the responsibilities of the Board’s Lead Independent Director, such as responsibilities related to leading meetings of independent directors, providing input on meeting agendas, advising our Co-CEOs as to quantity, quality and timeliness of information and materials, providing feedback to our Co-CEOs on the Co-CEOs’ evaluation, and leading the Board evaluation process.

In addition, each Initial Award, Annual Award and LID Award will vest in full immediately prior to the director’s death, disability, termination without cause, or a change in control (as defined in our 2018 Incentive Award Plan (the “2018 Plan”)).

Any compensation payable to a director will comply with the director annual compensation limit set forth in our 2018 Plan (currently, an annual limit of $750,000 per director). We do not pay any additional compensation for committee service or attendance at Board or committee meetings.

Director Compensation Table. The following table contains information concerning the compensation received by our non-employee directors during the year ended December 31, 2023. Directors who are also employees do not receive compensation for service on our Board (in addition to the compensation payable for their service as our employees). Drs. Eltoukhy and Talasaz are not included in the table below because they did not receive any additional compensation for their service on our Board. Drs. Eltoukhy’s and Talasaz’s 2023 compensation is presented in the Summary Compensation Table found on page 61.

2023 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Ian Clark	—	257,522	212,690	—	—	—	470,212
Vijaya Gadde	—	212,524	212,690	—	—	—	425,214
Meghan Joyce	—	212,524	212,690	—	—	—	425,214
Samir Kaul(4)	—	212,524	212,690	—	—	—	425,214
Steven Krognes	—	212,524	212,690	—	—	—	425,214
Myrtle Potter	—	212,524	212,690	—	—	—	425,214
Musa Tariq(5)	—	362,518	362,783	—	—	—	725,301

(1)

The amounts shown in the Stock Awards column reflects the aggregate grant date fair value of the restricted stock units (“RSUs”) awarded to our non-employee directors, computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Amounts in this column reflect the market value of the RSUs using the closing price of a share of our common stock as reported on Nasdaq on the date of grant multiplied by the number of shares underlying each award, as follows: for Messrs. Clark, Kaul, and Krognes and Mses. Gadde, Joyce and Potter using the closing price of $38.01 on June 14, 2023; for Mr. Tariq, using the closing price of $30.23 on March 6, 2023.

(2)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)	The non-employee directors held the following outstanding RSUs and stock options as of December 31, 2023:

Name	RSUs	Stock Options
Ian Clark	6,776	24,374
Vijaya Gadde	6,180	28,947
Meghan Joyce	6,920	23,258
Samir Kaul(4)	5,592	28,138
Steven Krognes	10,221	20,682
Myrtle Potter	7,097	23,521
Musa Tariq(5)	11,992	18,237

(4)	Mr. Kaul resigned as a member of the Board on February 1, 2024.
(5)	Mr. Tariq joined the Board effective March 6, 2023.

PROPOSAL 1:

ELECTION OF DIRECTORS

Board Nominees

Pursuant to our Certificate of Incorporation and our Bylaws, the total number of directors constituting the Board is fixed from time to time by the Board. There are currently eight authorized directors and eight persons serving as directors.

The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each, with each director holding office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Each class contains as nearly as possible an equal number of directors. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term. The current term of office of our Class III Directors expires at the Annual Meeting, while the term for our Class I Directors expires at our 2025 annual meeting of stockholders and the term for our Class II Directors expires at our 2026 annual meeting of stockholders.

Based upon the recommendation of our Governance Committee, the Board has nominated Helmy Eltoukhy, Steve Krognes and AmirAli Talasaz, each a current Class III Director, for re-election at the Annual Meeting. Each director elected at the Annual Meeting will serve a three-year term expiring at the 2027 annual meeting of stockholders and until his successor is duly elected and qualified as a Class III Director, or until his earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this proxy statement.

The Board and the Governance Committee believe the skills, qualities, attributes and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our stockholders.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director. A director elected by the Board to fill a vacancy will serve until the next election of the class of directors for which such director was chosen and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information about Class III Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time.

Class III Directors with Term Expiring at the 2024 Annual Meeting

Helmy Eltoukhy Co-Chief Executive Officer at Guardant Health, Inc.

Dr. Eltoukhy is our co-founder and has served as our CEO and a member of our Board since January 2013. On August 5, 2021, Dr. Eltoukhy was appointed as Chairperson of our Board and Co-CEO.

Prior to co-founding our company, Dr. Eltoukhy held various positions at Illumina, Inc. from August 2008 to December 2012, including Senior Director of Advanced Technology Research, where he developed novel chemistries, hardware and informatics for genetic analysis systems. In June 2007, he co-founded Avantome Inc. to commercialize semiconductor sequencing to help speed up the democratization of high throughput DNA sequencing and served as Chief Executive Officer until its acquisition by Illumina in August 2008. He joined the Stanford Genome Technology Center as a post-doctoral fellow in 2006 to work on low-cost DNA sequencing technologies. During his doctoral studies and at the Stanford Genome Technology Center, he developed the first semiconductor sequencing platform and first base-calling algorithm for next-generation sequencing under several National Human Genome Research Institute grants. He received his Ph.D., M.S. and B.S. degrees in electrical engineering from Stanford University.

We believe that Dr. Eltoukhy is qualified to serve as Chairperson of our Board due to his extensive knowledge of our company as co-founder and Co-CEO and his experience in the life sciences and biotechnology industries.

Steve Krognes Former Chief Financial Officer of Denali Therapeutics Inc. Current Committee Assignments: • Audit Committee (Chair) • Nominating and Corporate Governance Committee

Mr. Krognes has served as a member of our Board since June 2022. Mr. Krognes is a professional independent board member in the biotech and life sciences sector.

Before joining the Board, Mr. Krognes was the Chief Financial Officer at Denali Therapeutics Inc., a public biotechnology company, from October 2015 to April 2022. Mr. Krognes joined Denali from Genentech, Inc., a biotechnology company, where he served as Chief Financial Officer and a member of the Executive Committee from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche Holding AG, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank based in Norway.

Mr. Krognes currently serves as a member of the Board of Directors at Denali Therapeutics Inc., Gritstone bio, Inc., argenx SE and ClavystBio, and previously served on the Board of Directors at Corvus Pharmaceuticals, Inc. between January 2016 and March 2021 and RLS Global AB from January 2016 to January 2023. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania.

We believe that Mr. Krognes is qualified to serve as a member of our Board due to his extensive experience in the biotechnology and life sciences industries.

AmirAli Talasaz Co-Chief Executive Officer at Guardant Health, Inc.

Dr. Talasaz is our co-founder and served as Chairperson of our Board, President and Chief Operating Officer (COO) from January 2013 until August 2021. On August 5, 2021, the Company appointed Dr. Talasaz as Co-CEO of the Company. On the same day, Dr. Talasaz resigned his position as Chairperson of the Board and as President and COO of the Company.

Prior to co-founding our company, Dr. Talasaz held various positions at Illumina, Inc., including Senior Director of Diagnostics Research from October 2011 to June 2012, where he led the efforts for emerging clinical applications of next-generation genomic analysis. During that time, he developed different genomic technologies suitable for clinical applications. In March 2008, he founded Auriphex Biosciences, Inc., which focused on purification and genetic analysis of circulating tumor cells for cancer management. The technology was acquired by lllumina, Inc. in 2009. During his academic years, he led the Technology Development group at the Stanford Genome Technology Center. He received his Ph.D. degree in electrical engineering, M.S. degree in electrical engineering and M.S. degree in management science and engineering from Stanford University.

We believe that Dr. Talasaz is qualified to serve as a member of our Board due to his extensive knowledge of our company as co-founder and Co-CEO and his knowledge of the life sciences and biotechnology industries.

Information about Other Directors Not Standing for Election at this Meeting

Class I Directors with Term Expiring at the 2025 Annual Meeting

Vijaya Gadde Former Chief Legal Officer of Twitter, Inc. Current Committee Assignments: • Compensation Committee (Chair)

Ms. Gadde has served as a member of our Board since June 2020. Ms. Gadde served as the Chief Legal Officer of Twitter, Inc., from February 2018 to October 2022, and Secretary from August 2013 to October 2022, leading its legal, public policy, and trust and safety teams globally before Twitter, Inc. became a private company. Ms. Gadde previously served as Twitter, Inc.’s General Counsel from 2013 to 2018, its head of communications from 2015 to 2016 and as its Director, Legal from 2011 to 2013.

Ms. Gadde currently serves on the Board of Trustees of NYU Law School and the Board of Directors of Planet Labs PBC, as well as Mercy Corps, a global humanitarian aid and development organization that partners with communities, corporations and governments. Ms. Gadde also co-founded #Angels, an investment collective focused on funding diverse and ambitious founders pursuing bold ideas.

Previously, from 2010 to 2011, Ms. Gadde served as Senior Director, Legal at Juniper Networks, Inc., a provider of network infrastructure products and services. From 2000 to 2010, Ms. Gadde was an attorney at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Gadde earned a J.D. from New York University School of Law and a B.S. in industrial and labor relations from Cornell University.

We believe that Ms. Gadde is qualified to serve as a member of our Board due to her deep public company experience, in addition to her executive leadership experience and significant legal, public policy and regulatory expertise.

Myrtle Potter Former President, Chief Executive Officer and Chairperson of Sumitomo Pharma America, Inc. Current Committee Assignments: • Audit Committee • Compensation Committee

Ms. Potter has served as a member of our Board since October 2021. Ms. Potter most recently served as President, Chief Executive Officer and Chairperson of the Board of Sumitomo Pharma America, Inc. from July 1, 2023 to April 1, 2024. Prior to this, Ms. Potter served as the Chief Executive Officer of Sumitovant Biopharma, Inc., a subsidiary of Sumitovant Biopharma Ltd., from December 2019 to July 2023, when Sumitomo Pharma America, Inc. announced its launch resulting from the combination of Sumitovant and its wholly owned U.S. subsidiaries and other U.S. Sumitomo Pharma wholly owned subsidiaries. Previously, from 2018 to 2019, Ms. Potter served as Vant Operating Chair at Roivant Sciences, Ltd., and as Chief Executive Officer of Myrtle Potter & Company, LLC from 2005 to 2018. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to joining Genentech, she held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb, and a vice president at Merck & Co.

Ms. Potter currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc. Ms. Potter previously served on the Board of Directors of Myovant Sciences, Ltd. from September 2018 to March 2023, Urovant Sciences Ltd. from July 2018 to March 2021, Axsome Therapeutics, Inc. from June 2017 to June 2020, Everyday Health, Inc. from September 2010 to December 2016, Immunovant, Inc. from June 2019 to February 2020, Axovant Gene Therapies, Ltd. from September 2018 to February 2020, Arbutus Biopharma, Inc. from October 2018 to February 2020, Insmed Incorporated from December 2014 to November 2018, and Rite Aid Corporation from November 2013 to September 2018. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

We believe that Ms. Potter is qualified to serve as a member of our Board due to her years of experience in the biotechnology industry, including extensive commercial and operational experience leading pharmaceutical companies in bringing new therapies to market and her extensive experience serving on boards of public companies.

Musa Tariq Former Chief Marketing Officer of GoFundMe Current Committee Assignments: • Nominating and Corporate Governance Committee

Mr. Tariq has served as a member of our Board since March 2023. Mr. Tariq most recently served as Chief Marketing Officer of GoFundMe, a crowdfunding platform, from January 2021 to June 2023. He joined GoFundMe to further build the GoFundMe brand and drive the company’s marketing and communications functions.

Prior to GoFundMe, Mr. Tariq was Global Head of Marketing for Airbnb Experiences, a division of Airbnb, Inc., a provider of an online marketplace for short-term homestays and experiences, from September 2018 to December 2020 where he drove brand awareness and adoption of that rapidly growing part of Airbnb’s business. Before Airbnb, he was Chief Brand Officer at Ford Motor Company from January 2017 to March 2018. Mr. Tariq has also held marketing leadership roles at Apple, Nike and Burberry.

Mr. Tariq has a B.S. in Geography and Economics from London School of Economics. A distinguished counselor to iconic and emerging global brands, Mr. Tariq currently serves as an advisor to MasterClass, The British Fashion Council, Felix Capital and several other start-ups.

We believe that Mr. Tariq is qualified to serve as a member of our Board due to his extensive marketing experience leading global consumer brands.

Class II Directors with Term Expiring at the 2026 Annual Meeting

Ian Clark Former Chief Executive Officer of Genentech Inc. Current Committee Assignments: • Nominating and Corporate Governance Committee (Chair)

Mr. Clark has served as a member of our Board since January 2017 and is our lead independent director. Mr. Clark most recently served as CEO, led the Executive Committee, and was a member of the Board of Directors of Genentech Inc., a biotechnology company, from January 2010 to December 2016. In total he served for 14 years at Genentech of which 12 were on the Genentech Executive Committee, initially as Executive Vice President of Commercial Operations. Before that, he served as Senior Vice President and General Manager of BioOncology. Prior to this, Mr. Clark spent 20 years in positions of increasing responsibility at Novartis, Sanofi, Ivax, and Searle, working in the United Kingdom, Canada, Eastern Europe and France.

Mr. Clark currently serves on the Board of Directors of Takeda Pharmaceutical Company Limited, Olema Pharmaceuticals, Inc., Kyverna Therapeutics Inc, Corvus Pharmaceuticals, Inc., and AVROBIO, Inc. He previously served on the Board of Directors of Shire, Kite Pharma, Gyroscope, Forty Seven, Agios, TerraVia (formerly Solazyme), Dendreon, and Vernalis.

Mr. Clark is an advisor to KKR and was previously an advisor at Lazard, Blackstone Life Sciences, and Perella Weinberg Partners. He served on the Board of the Biotechnology Industry Organization (BIO) and as a member of the 12th District Economic Advisory Council (EAC) of the Federal Reserve. He also served on the BioFulcrum Board of the Gladstone Institute and as Chair of the External Advisory Board to Southampton University’s Institute for Life Sciences. Mr. Clark received a B.Sc. and an honorary doctorate in biological sciences from Southampton University

We believe that Mr. Clark is qualified to serve as a member of our Board due to his vast experience in the biopharmaceutical industry, combined with his experience serving on the boards of directors of successful, high-growth public and private companies.

Meghan Joyce Independent Advisor Current Committee Assignments: • Audit Committee • Compensation Committee

Ms. Joyce has served as a member of our Board since August 2021. She is co-founder and CEO of Duckbill Technologies, Inc., a consumer tech startup, a role she has held since April 2022, and also serves as an independent director and advisor to select high growth organizations in the healthcare and consumer space. Previously, from September 2019 to April 2022, Ms. Joyce served as Chief Operating Officer and Executive Vice President of Platform at Oscar Health, a high-growth health tech and health insurance company, where she led operations, technology, clinical, marketing, and new business lines.

Prior to joining Oscar Health, from 2013 to 2019, Ms. Joyce held several leadership roles at Uber Technologies, most recently as Regional General Manager of the United States and Canada. Ms. Joyce previously served as a Senior Policy Advisor at the United States Department of the Treasury, an investor at Bain Capital, and a consultant at Bain & Company.

Ms. Joyce currently serves as a member of the Board of Directors of The Boston Beer Company. She holds an MBA from Harvard Business School and an A.B. degree in History from Harvard College.

We believe that Ms. Joyce is qualified to serve as a member of our Board due to her extensive experience in business strategy, managing growth, financial modeling, implementation of new technologies, and management and retention of diverse employee groups.

EXECUTIVE OFFICERS

The following are our executive officers as of the Record Date.

Name	Age	Position

Helmy Eltoukhy, Ph.D.	45	Chairperson and Co-Chief Executive Officer

AmirAli Talasaz, Ph.D.	44	Co-Chief Executive Officer

Michael Bell	55	Chief Financial Officer

Darya Chudova	50	Chief Technology Officer

Craig Eagle, M.D.	57	Chief Medical Officer

Christopher Freeman	50	Chief Commercial Officer

Kumud Kalia	58	Chief Information Officer

Terilyn Juarez Monroe	57	Chief People Officer

John Saia	51	Chief Legal Officer and Corporate Secretary

The following sets for the biographical information of our Executive Officers. Biographical information pertaining to Helmy Eltoukhy, who is our Chairperson of the Board and our Co-CEO, and AmirAli Talasaz, who is a member of the Board and our Co-CEO, may be found in the section above entitled “Proposal 1: Election of Directors – Information about Class III Director Nominees”.

Michael Bell. Mr. Bell has served as our Chief Financial Officer since January 2021. He most recently served as the Chief Financial Officer of CareDx, Inc., a precision medicine company focused on transplantation, from April 2017 to December 2020. From January 2016 to March 2017, Mr. Bell served as the Chief Financial Officer of Metabiota, Inc., a company that develops and sells risk analytics products focused on infectious disease. From May 2012 to January 2016, he served as the Chief Financial Officer of Singulex, Inc., a clinical diagnostics company. Prior to that, Mr. Bell held leadership and executive positions within Novartis, including with Novartis Diagnostics, a global provider of blood screening solutions, where he served as Chief Financial Officer from 2011 to 2012, and Senior Director, Global Head of Finance from 2008 to 2011. Mr. Bell also previously worked for several years in public accounting with both Ernst & Young and Deloitte, UK. He holds a Bachelor of Science degree in Mathematics with Computing from the University of Leicester in the United Kingdom and is a Fellow of the Institute of Chartered Accountants in England & Wales.

Darya Chudova. Dr. Chudova has served as our Chief Technology Officer since May 2023. She has been with Guardant Health since August 2015, most recently serving as Senior Vice President of Technology. In this role, she initially focused on leading technical development of Guardant360 LDT and CDx products improving the precision, robustness and accessibility of Guardant’s liquid biopsy tests. Most recently, she has led the development of Guardant’s ShieldTM technology for blood-based colorectal cancer screening, which is currently under review with the U.S. Food and Drug Administration. Prior to Guardant, Dr. Chudova successfully developed non-invasive prenatal testing at Illumina, Inc. from March 2013 to August 2015 and tools for clinical diagnostics and interpretation of genomic expression and sequencing data in the context of molecular cytology at Veracyte, Inc. from 2008 to 2013. Dr. Chudova holds a Ph.D. in Computer Science from the University of California, Irvine.

Craig Eagle, M.D. Dr. Eagle has served as our Chief Medical Officer since April 2021. He most recently served as Vice President of Medical Affairs Oncology for Genentech, a company that uses human generic information to develop, manufacture and sell medicines for serious conditions, from 2019 to 2021, where he oversaw the medical programs across the oncology portfolio and developed innovative cancer trials and strategies in personalized health care. Prior to Genentech, Dr. Eagle has held several positions in the U.S. and internationally at Pfizer, from 2009 to 2019, including global head of the Oncology Medical and Outcomes Group. In this role, he oversaw the worldwide medical programs and development of numerous commercially successful drugs. Dr. Eagle currently serves on the Board of Directors for Generex Biotechnology and NuGenerex Immuno-Oncology. Dr. Eagle graduated from medical school at the University of New South Wales in Sydney, Australia and received his general internist training at Royal North Shore Hospital in Sydney. Dr. Eagle completed his specialist training in hemato-oncology and laboratory hematology at Royal Prince Alfred Hospital in Sydney and was granted Fellowship in the Royal Australasian College of Physicians (FRACP) and the Royal College of Pathologists Australasia (FRCPA).

Christopher Freeman. Mr. Freeman has served as our Chief Commercial Officer since June 2021. He most recently served as Vice President of the HIV Business Unit at Gilead Sciences, Inc., leading the $13 billion HIV treatment and prevention business, from January 2020 to June 2021. During the COVID-19 pandemic, Mr. Freeman led the Emergency Use Authorization for Veklury (remdesivir) to treat COVID-19. Mr. Freeman previously worked at Elan Pharmaceuticals from 2008 to 2011 where he was commercial lead for Elan’s Alzheimer’s pipeline products, and from 2001 to 2008, he worked at Genentech where he led marketing for their oncology product, Rituxan, and Xolair for patients suffering from asthma and severe allergies. Mr. Freeman is a member of the National Board of Directors for Dream Foundation, a national dream-granting organization for terminally ill adults and their families. Mr. Freeman served in the U.S. Army for five years, first enlisting as a Lieutenant and was promoted to Captain before being honorably discharged in 2001. Mr. Freeman graduated from the United States Military Academy at West Point.

Kumud Kalia. Mr. Kalia has served as our Chief Information Officer since January 2021. He most recently served as Chief Information and Technology Officer as well as other executive roles at Cylance, Inc., from March 2018 to June 2019, and previously served as Chief Information Officer at Akamai Technologies from October 2011 to February 2018. Prior to Akamai, Mr. Kalia worked at Direct Energy, an energy and services business operating in the U.S. and Canada, from March 2005 to January 2011, and where at the time of his departure he was the Chief Information Officer and Executive Vice President of Customer Operations. Earlier in his career, Mr. Kalia was Vice President and Chief Information Officer of the Business Markets Group of Qwest Communications International from 2002 to 2004 and served as Chief Information Officer for Dresdner Group in North America from 1998 to 2002. He has also served in technology, operations and strategy roles at various investment banks. Mr. Kalia holds a Master’s degree in Information and Cyber Security from the University of California, Berkeley, an honors degree in Electronic Engineering from Bangor University, is a chartered engineer, and is a Fellow of both the Institution of Engineering and Technology and the British Computer Society.

Terilyn Juarez Monroe. Ms. Monroe has served as our Chief People Officer since January 2024. She most recently served as Chief People Officer at Bonterra, a SaaS, PE backed company focused on accelerating social impact through technology, from November 2021 to September 2023, and previously served as Chief People Officer, SVP People & Places at Varian from October 2017 to April 2021. Prior to Varian, Ms. Monroe worked as Chief People & Culture Officer, SVP Human Resources at Acxiom from 2015 to 2017. She also was Chief Diversity Officer at Intuit, where she led the company’s diversity and inclusion efforts, from 2002 to 2015. Ms. Monroe serves on the board of directors for CASSY, a nonprofit organization focused on counseling and support services for youth and holds a bachelor’s degree in public relations from San Jose State University.

John Saia. Mr. Saia has served as our Chief Legal Officer and Corporate Secretary since April 2022, and prior to that as our Senior Vice President, General Counsel and Corporate Secretary since May 2020. He most recently served as Senior Vice President, General Counsel and Corporate Secretary of WageWorks, Inc., an administrator of consumer-directed benefits, from January 2019 until its acquisition by HealthEquity, Inc. in August 2019, and as General Counsel and Corporate Secretary for AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company, from April 2018 to January 2019. Mr. Saia led legal and compliance activities worldwide for both WageWorks and AcelRx. Prior to that, he spent more than a decade serving in numerous legal and compliance leadership roles at McKesson Corporation, ending his tenure in April 2018 as its Corporate Secretary and Associate General Counsel. In addition to holding positions at several highly respected law firms, Mr. Saia also held roles at the U.S. Securities and Exchange Commission and the U.S. Department of Justice. Mr. Saia graduated cum laude from Santa Clara University and holds a Juris Doctorate from The George Washington School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses the philosophy, objectives, process, components and additional aspects of our 2023 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for our 2023 named executive officers (“NEOs”):

Name	Position

Helmy Eltoukhy	Chairman and Co-CEO

AmirAli Talasaz	Co-CEO

Michael Bell	Chief Financial Officer

Darya Chudova	Chief Technology Officer

Craig Eagle	Chief Medical Officer

Christopher Freeman	Chief Commercial Officer

Ines Dahne-Steuber (1)	Former Chief Operating Officer

(1)	Ms. Dahne-Steuber joined the Company on May 3, 2023, and separated from service effective December 1, 2023.

Quick CD&A Reference Guide

Business and Compensation Overview	Section I

Compensation Philosophy and Objectives	Section II

Compensation Determination Process	Section III

Components of Our Compensation Program	Section IV

Additional Compensation Policies and Practices	Section V

I. BUSINESS AND COMPENSATION OVERVIEW

Company Overview

We are a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. We are transforming patient care by providing critical insights into what drives disease through our advanced blood and tissue tests and real-world data. Our tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and helping doctors select the best treatment for patients with advanced cancer. For patients with advanced-stage cancer, we have commercially launched Guardant360 laboratory developed test, or LDT, and Guardant360 CDx, the first comprehensive liquid biopsy test approved by the U.S. Food and Drug Administration, or the FDA, to provide tumor mutation profiling with solid tumors and to be used as a companion diagnostic in connection with non-small cell lung cancer, or NSCLC, and breast cancer. We have also launched the Guardant360 TissueNext tissue test for advanced-stage cancer, Guardant Reveal blood test to detect residual and recurring disease in early-stage colorectal, breast and lung cancer patients, and Guardant360 Response blood test to predict patient response to immunotherapy or targeted therapy eight weeks earlier than current standard-of-care imaging.

We also collaborate with biopharmaceutical companies in clinical studies by providing the above-mentioned tests, as well as the GuardantOMNI blood test for advanced-stage cancer, and the GuardantINFINITY blood test, a next-generation smart liquid biopsy that provides new, multi-dimensional insights into the complexities of tumor molecular profiles and immune response to advance cancer research and therapy development. Using data collected from our tests, we have also developed our GuardantINFORM platform to help biopharmaceutical companies accelerate precision oncology drug development through the use of this in-silico research platform to unlock further insights into tumor evolution and treatment resistance across various biomarker-driven cancers.

For early cancer detection, in May 2022, we launched the Shield LDT test to address the needs of individuals eligible for colorectal cancer screening. From a simple blood draw, Shield uses a novel multimodal approach to detect colorectal cancer signals in the bloodstream, including DNA that is shed by tumors. In December 2022, we announced that the ECLIPSE study, a registrational study evaluating the performance of our Shield blood test for detecting colorectal cancer in average-risk adults, met co-primary endpoints. In addition, in March 2023, we submitted a premarket approval application, or PMA, for our Shield blood test to the FDA. The FDA’s Molecular and Clinical Genetics Panel of the Medical Devices Advisory Committee intends to review the PMA. We also expect to expand into lung and multi-cancer screening with our investigational, next-generation Shield assay.

We have implemented a set of values and core beliefs for the Company to drive cultural change and create an environment centered on patient care, collaboration, inclusion and innovation. For more information on our values, please see “Corporate Governance—Environmental, Social and Governance—Guardant’s Values”.

We believe our tests can expand the scope of precision oncology to earlier stages of the disease, improve patient outcomes and lower healthcare costs.

Stockholder Engagement

We recognize the value of a robust stockholder outreach program. We engage in regular, constructive dialogue with our stockholders on matters relevant to our business, including corporate governance, executive compensation, strategy, environmental, social and governance issues and human capital management. We believe that our approach to engaging openly with our stockholders drives increased corporate accountability, improves decision making, and ultimately creates long-term value.

At our 2023 Annual Meeting, we received the support of approximately 86.5% of the votes cast on our Say-on-Pay proposal. The Compensation Committee was pleased with these results. The Board and the Compensation Committee will carefully consider the results of any Say-on-Pay vote in the future.

Compensation Objectives

The core elements of the Compensation Committee’s executive compensation philosophy are as follows:

•	Attract, retain and motivate talented individuals who will drive the successful execution of Guardant Health’s strategic plan;

•	Link pay to performance and achievement of Guardant Health’s business objectives;

•	Align executive officers’ interests with those of Guardant Health and our stockholders, generally through the use of equity as a significant component of our executive compensation program;

•	Provide market competitive compensation, the majority of which is “at risk”; and

•	Design programs that we believe are simple and transparent.

2023 Select Business Highlights

We had a strong year in 2023, driven by excellent execution to deliver strong clinical volumes.

Key financial highlights include the following:

•

Revenue increased 25% to $563.9 million in 2023, driven predominantly by an increase in clinical testing volume and biopharma sample volume, which grew 39% and 15%, respectively, over the prior year period.

•

Gross profit, or total revenue less cost of precision oncology testing and cost of development services and other, was $336.9 million for 2023, an increase of $43.7 million from $293.2 million for the corresponding prior year period.

•	Gross margin, or gross profit divided by total revenue, was 60%, as compared to 65% for the corresponding prior year period.

•

Operating expenses (research and development expense, sales and marketing expense and general and administrative expense) were $818.2 million for 2023, as compared to $837.6 million for the corresponding prior year period, a decrease of 2.3%. Other operating expenses were $83.4 million for 2023, related to a non-recurring legal accrual. No such other operating expense was recorded for the corresponding prior year period. Non-GAAP operating expenses were $729.2 million for 2023, as compared to $736.6 million for the corresponding prior year period.

•

Net loss was $479.4 million for 2023, as compared to $654.6 million for the corresponding prior year period. Net loss per share was $4.28 for 2023, as compared to $6.41 for the corresponding prior year period. Non-GAAP net loss was $352.3 million for 2023, as compared to $435.4 million for the corresponding prior year period. Non-GAAP net loss per share was $3.15 for 2023, as compared to $4.26 for the corresponding prior year period.

We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, fair value adjustments on marketable equity securities, impairment of non-marketable equity securities and other related assets, fair value adjustments of noncontrolling interest liability, and other non-recurring items. See Appendix B for a reconciliation of non-GAAP information.

•

Adjusted EBITDA loss was $344.2 million for 2023, as compared to a $403.4 million loss for 2022. Adjusted EBITDA is a non-GAAP measure that is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for (benefit from) income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; fair value adjustments of noncontrolling interest liability; and other non-recurring items. See Appendix B for a reconciliation of non-GAAP information.

•

Net cash used in operating activities was negative $325.0 million, versus negative $309.5 million in the prior year. Free cash flow for 2023 was negative $345.5 million, as compared to negative $386.9 million for the corresponding prior year period. Free cash flow is defined as net cash used in operating activities in the period less purchase of property and equipment in the period.

Key Aspects of the 2023 Executive Compensation Program

Base Salaries. Drs. Eltoukhy and Talasaz received annual base salaries of $1 following the May 2020 grant of the Founders’ 2020 Performance Awards (as defined herein). The base salaries of our other continuing NEOs increased by amounts ranging from 2.2% to 4.0% based upon consideration of market salary ranges and on job performance.

Annual Bonuses. 2023 annual bonuses for the NEOs other than Drs. Eltoukhy and Talasaz (who were not eligible to receive a 2023 annual bonus pursuant to the terms of the

Waiver Letters) were determined based on our achievement against oncology product development milestones and screening research and development measures, representing a combined 55% of the target bonus opportunity (together, the “Operational Performance Component”), and financial performance metrics, representing 45% of the target bonus opportunity (the “Financial Performance Component”). The Waiver Letters are no longer in effect. See “Components of Our Compensation Program—2024 Compensation of Drs. Eltoukhy and Talasaz.”

To establish these targets and goals, the Compensation Committee, with the input of the senior leadership team, and taking into account other corporate achievements and developments, set the targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities.

In the view of the Compensation Committee, for 2023, it was critically important to advance our oncology product program and our screening research and development program, and thus the Compensation Committee placed greater emphasis on the Operational Performance Component. Specifically, 30% of the target bonus opportunity related to oncology products and performance with respect to new product launches, product reimbursement in one foreign jurisdiction and the development of data for use of tests for additional indications. Another 25% related to the submittal of a premarket approval for a product and enrollment in ECLIPSE and another study.

The Financial Performance Component was comprised of:

(i) a revenue goal (represented 30% of the target bonus opportunity),

(ii) Adjusted EBITDA (10%), and

(iii) gross margin goals (5%).

The Compensation Committee set a rigorous revenue target substantially above the prior-year level, reflecting 21% growth. In addition, there was rigor in the performance curve, as 30% of target bonus opportunity attributed to revenue performance would be forfeited if we did not achieve at least 18% growth from the prior year. The targets for gross margin and Adjusted EBITDA were also set at levels that the Compensation Committee viewed as challenging to achieve. The Compensation Committee incorporated these measures in the 2023 annual bonus program in order to focus executive officers on the critical strategic priorities of top line revenue growth and operating profitability.

As described below, total revenue increased 25% to $563.9 million driven predominantly by an increase in clinical testing volume and biopharma sample volume; gross margin was on target at 60%; and adjusted operating loss decreased to $(344) million. We also launched an upgraded version of our Reveal test, secured product reimbursement in Japan and developed additional data to drive both utilization and reimbursement. Finally, we submitted our Shield screening test for premarket approval and enrolled patients in two studies. Based on our financial results, together with the product development and research-based achievements, the Compensation Committee determined that overall achievement relative to our financial and operational goals was 135% of target.

2023 Long-Term Incentives. In 2023, the Compensation Committee, with the assistance of its independent compensation consultant, took the first step toward growing the performance nature of long-term incentive equity grants by introducing grants of PSUs. As disclosed previously and discussed below, at this key moment for liquid biopsy in screening for early detection, recurrence and treatment selection, the Compensation Committee viewed incentivizing top line revenue growth as the most important goal. The PSUs use three-year revenue compound annual growth rate (CAGR) and one-year revenue growth with an additional two-year vesting period. The other elements of the 2023 long-term incentives consisted of stock options and time-based RSUs, both annual grants and a supplemental grant in 2023. Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term stockholder value. The Compensation Committee structures the long-term incentive opportunity to motivate executive officers to achieve multi-year strategic goals and deliver sustained long-term value to stockholders, and to reward them for doing so.

For the 2023 PSUs based on one-year revenue growth, as described above, the Company generated revenue of $563.9 million in 2023, representing growth of 25%. Based on this performance, the NEOs earned a total of 200% of the target number of PSUs that were based on that metric. While the performance measure has been achieved, the PSUs are not considered “earned” and shares will not be delivered unless and until the NEO remains in service for the three-year period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”).

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

The Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, including by supporting the Company’s achievement of its primary business goals and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, the Compensation Committee regularly reviews our compensation policies and program design to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executives is fair, reasonable, and competitive for our size and stage of development. Specifically, the Compensation Committee targets base salaries, annual cash bonuses, and annual long-term equity incentive awards for our executive officers around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Compensation Objectives

Key objectives of our compensation programs include the following:

•

Reward achievement of business objectives (pay for performance). We have clearly defined our Company’s overarching goal of being the leading provider of precision oncology products for cancer management across all stages of the disease and driving commercial adoption of our products. We have also developed a robust strategy to accomplish this overarching goal, including certain business objectives that are steps along the way.

The Compensation Committee has designed our executive compensation program to motivate our executive officers to achieve these business objectives by closely linking the value of the compensation they receive to our performance relative to these business objectives.

•

Align the interests of our executive officers and employees with those of our stockholders; foster an ownership culture. Equity-based compensation constitutes a significant portion of our executive officers’ overall compensation opportunity. The Compensation Committee uses equity, when appropriate, as the form for long-term incentive opportunities in order to incentivize and reward executive officers to (i) achieve multiyear strategic goals and (ii) deliver sustained long-term value to stockholders.

The Compensation Committee believes using equity for the long-term incentives creates strong alignment between the interests of executive officers and the interests of our stockholders because it gives executive officers and stockholders a common interest in stock price performance. Granting equity also fosters an ownership culture among executive officers by making them stockholders with a personal stake in Guardant Health’s growth and success.

•

Offer competitive compensation to attract and retain talent. The biopharmaceutical and technology industries are fiercely competitive, particularly in the San Francisco Bay Area and other areas where we operate, and we must compete for executive talent in these industries and areas. To manage our business and carry out our strategy, we seek high-caliber executive officers and managers who have diverse experience, expertise, capabilities and backgrounds.

In recruiting our executive officers and determining competitive pay levels, the Compensation Committee references the amounts and compensation structures of executive officers in the companies in our compensation peer group and in industry surveys.

•

Design straightforward compensation programs and plans and administer them transparently. In order for incentive compensation to serve its purpose of motivating participants to achieve results, the participants must have a clear understanding of the goals and targets by which they will be measured, and the rewards that they will receive for various levels of achievement of those goals, including the value of those rewards.

The Compensation Committee strives to make the incentives in our executive compensation program straightforward and the programs transparent and understandable, so that our executive officers, as well as our stockholders, know what they are working toward and what they will receive if they succeed. The Compensation Committee seeks to design programs that give participants a clear line of sight to the selected metrics and sufficient control over the performance toward the goals, to motivate them effectively for achieving our business objectives and to reward them appropriately, as a means of executing our strategy.

Compensation Program Governance

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do

Pay for Performance	The majority of total compensation opportunity for our named executive officers is variable and at-risk.
Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.
Combination of Balanced Performance Metrics	We use a diverse set of financial and milestone performance metrics in our annual incentive plan.
Independent Compensation Consultant	Our Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in designing our executive compensation program.
Peer Data	We develop a peer group of companies based on industry, revenue, development stage and market capitalization to reference for compensation decisions.
Cap Bonus Payouts; Fixed Equity Grants	Our annual incentive plan has an upper limit on the amount of cash that may be earned. The maximum number of PSUs that might be earned is fixed in a grant.
Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding time-based equity awards that are assumed by a buyer will vest only if there is both a change-in-control and an involuntary termination of employment (a “double trigger”).

Robust Stock Ownership and Retention Guidelines

Our executive officers and directors are required to maintain robust levels of stock ownership. We require, for those who have not met their minimum required ownership, that they hold (and not dispose of) a certain amount of shares of our common stock acquired through equity awards.

Annual Say-on-Pay Vote	We conduct an annual advisory say-on-pay vote on our NEO compensation.
Stockholder Engagement	We are committed to ongoing engagement with our stockholders regarding matters such as executive compensation, corporate governance and ESG.
Annual Compensation Risk Assessment	We conduct an annual compensation risk assessment to ensure that our compensation programs do not present any risks that are reasonably likely to have a material adverse effect on the Company.
Clawback Policy	We maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements.

What We Don’t Do
No Guaranteed Employment Agreements	We do not have employment agreements that guarantee employment for a specified term. Our executive officers are at-will employees.
No Hedging or Pledging of Company Securities	We prohibit employees and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.
No Excessive Perks	We do not provide large perquisites to executive officers.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.
No Guaranteed Bonuses	We do not guarantee our NEOs any minimum levels of payment under our annual incentive plan, which is entirely performance-based.

III. COMPENSATION DETERMINATION PROCESS

Role of the Compensation Committee

The Compensation Committee establishes our compensation philosophy and objectives; determines the structure, components, and other elements of the executive compensation program; and reviews and approves the compensation of the NEOs or recommends it for approval by the Board. The Compensation Committee structures the executive compensation program to accomplish its articulated compensation objectives in light of the compensation philosophy described above.

Toward the end of each year, the Compensation Committee reviews the elements of our executive compensation program to verify the alignment of the program with our business strategy and with the items that we believe drive the creation of stockholder value, and to determine whether any changes would be appropriate.

At the beginning of the new year, after the end of applicable annual performance periods, the Compensation Committee evaluates achievement relative to performance targets, and examines whether it would be appropriate to apply negative discretion to the initial earned amounts in order to take relevant factors into consideration, and determines corresponding payouts earned.

The Compensation Committee obtains input from executive officers regarding the annual operating plan, expected financial results, anticipated milestone results and related risks. Based on this information, the Compensation Committee establishes the performance-based metrics and targets for the cash-based annual incentive plan and for the performance share units granted under our equity incentive plan. For each metric, the Compensation Committee sets appropriate threshold and maximum levels of performance designed to motivate achievement without incentivizing excessive risk-taking. With the input of the Co-CEOs, the Compensation Committee also establishes the compensation for all the other executive officers. The Compensation Committee sets the compensation for each of our NEOs and makes recommendations to the full Board generally at its meetings in the first quarter of each year.

Role of the Independent Compensation Consultant

The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. The Compensation Committee has exercised this authority to engage Aon as its independent compensation consultant, and has worked with Aon to develop a compensation peer group, provide a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared against the compensation peer group, report on share utilization, and review of other market practices and trends.

While the Compensation Committee took into consideration the review and recommendations of Aon as well as the practices of our compensation peer group when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executives’ compensation.

Compensation Peer Groups and Peer Selection Process

Relevant market and benchmark data provide a solid reference point for making decisions and very helpful context, even though, relative to other companies, there are differences and unique aspects of the Company. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program.

The Compensation Committee, with the assistance of Aon, developed a peer group in 2022 for use in connection with decisions about 2023 executive compensation using the following criteria: sector (commercial biopharma and medical technology companies, with an emphasis on oncology and diagnostics where possible), revenue, and market capitalization.

Based on these criteria and considerations, the Compensation Committee in July 2022 approved a peer group for decisions relating to 2023 executive compensation that consisted of the following 16 companies:

10x Genomics, Inc.	Natera, Inc.

ACADIA Pharmaceuticals Inc.	Neurocrine Biosciences, Inc.

Adaptive Biotechnologies Corporation	Novocure Ltd.

Blueprint Medicines Corporation	Penumbra, Inc.

EXACT Sciences Corporation	Repligen Corporation

Exelixis, Inc.	Sarepta Therapeutics, Inc.

Invitae Corporation	Ultragenyx Pharmaceutical Inc.

iRythym Technologies, Inc.	Veracyte, Inc.

Based on the peer analysis performed by Aon in 2022, Alnylam Pharmaceuticals Inc., Beigene Ltd., Insulet Corporation and NeoGeomics Inc. were removed, and ACADIA Pharmaceuticals, iRhythm Technologies, Ultragenyx Pharmaceutical and Veracyte, Inc. were added. In general, the removed peer companies no longer fit the selection criteria, as described above and further below, while the additions reflect companies with financial and industry characteristics more similar to our company. Subsequently, in August 2023, the Compensation Committee engaged Aon to develop a new peer group that would be referenced in making subsequent decisions regarding executive compensation. The August 2023 peer group used the same framework as the July 2022 peer group, and used Guardant’s then-current revenue and market capitalization. Invitae Corporation was removed, and Myriad Genetics, Inc. and NeoGenomics, Inc. were added. Based on these criteria and considerations, the Compensation Committee approved a revised peer group relating to executive compensation decisions subsequent to August 2023 that consisted of the following 17 companies:

10x Genomics, Inc.	NeoGenomics, Inc.

ACADIA Pharmaceuticals Inc.	Neurocrine Biosciences, Inc.

Adaptive Biotechnologies Corporation	Novocure Ltd.

Blueprint Medicines Corporation	Penumbra, Inc.

EXACT Sciences Corporation	Repligen Corporation

Exelixis, Inc.	Sarepta Therapeutics, Inc.

iRythym Technologies, Inc.	Ultragenyx Pharmaceutical Inc.

Myriad Genetics, Inc.	Veracyte, Inc.

Natera, Inc.

In addition to the criteria above, the Compensation Committee also referenced general and specific industry surveys from other sources. The market data are used as a reference point and to provide information on the range of competitive pay levels and current compensation practices in our industry.

We believe that the compensation practices of our peer group provided us with appropriate compensation reference points for evaluating and determining the compensation of our NEOs during 2023. Consistent with best practices for corporate governance, the Compensation Committee will review our peer group annually.

Role of the Co-Chief Executive Officers

The Compensation Committee works with our Co-CEOs to set the target compensation of each of our other NEOs. As part of this process, the Co-CEOs evaluate the performance of the other executive officers annually and make recommendations to the Compensation Committee in the first quarter of the year regarding the compensation of each other executive officer.

The input of the Co-CEOs is particularly important. The Compensation Committee gives significant weight to their recommendations in light of their greater familiarity with the day-to-day performance of their direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the Co-CEOs. Nevertheless, the Compensation Committee or the Board of Directors makes the ultimate determination regarding the compensation for the executive officers.

IV. COMPENSATION PROGRAM COMPONENTS

2023 Components in General

In order to achieve its executive compensation program objectives, the Compensation Committee utilizes the compensation components set forth in the chart below. The Compensation Committee regularly reviews each executive officer’s total compensation opportunity to ensure it is consistent with its compensation philosophy and objectives and that the component is serving a purpose in supporting the execution of our strategy.

Element	Description	Additional Detail

Base Salary

Fixed cash compensation.

Drs. Eltoukhy and Talasaz receive annual base salaries of $1 following the May 2020 grant of the Founders’ 2020 Performance Awards.

Base salaries for the other NEOs determined based on each executive officer’s role, individual skills, experience, performance, positioning relative to competitive market and internal equity.

Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled executive talent and maintain a consistent leadership team.

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement of certain annual performance objectives that are pre-determined.

Financial objectives, product development and research-based milestone objectives.

Performance against the revenue goal must be at least 98% of target to earn any credit toward a payout with respect to that goal.

Cash incentive opportunities are capped at a maximum of 200% of target, which are earned solely based on corporate performance.

Target cash award is no greater than 50% of the NEO’s base salary.

As previously noted, Drs. Eltoukhy and Talasaz were not eligible to participate in our 2023 annual incentive plan.

Annual cash incentive opportunities are designed to align our executive officers in pursuing our short-term goals; payout levels are generally determined based on actual financial results and the degree of achievement of product development and research milestones.

Element	Description	Additional Detail

Long-Term Incentives: Equity-Based Compensation

Variable equity-based compensation.

Stock Options: Right to purchase shares at a price at least equal to the stock price on the grant date.

Restricted Stock Units (RSUs): Restricted stock units that vest based on continued service over a period of time.

Performance Stock Units (PSUs): PSUs vest over a three-year period, with the amount vesting based on corporate performance.

Equity-based compensation is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers for the long term.

Base Salary

Base salaries provide fixed compensation to executive officers and help us to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role, and experience, and they vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.

For newly hired executive officers, the Compensation Committee establishes initial base salaries through arm’s-length negotiations at the time the executive officer is hired, considering the position and the executive’s experience, qualifications, and the competitive market.

Drs. Eltoukhy and Talasaz entered into waiver of compensation agreements (the “Waiver Letters”) with the Company in connection with the grant of PSUs in May 2020 that vest based on the achievement of robust stock price hurdles (the “Founders’ 2020 Performance Awards”). Pursuant to the Waiver Letters, each executive agreed to forego any annual bonuses or long-term or equity-based compensatory awards, and reduced their annual base salaries to $1, during the seven-year term of the Founders’ 2020 Performance Awards (the “Waiver Period”), which is scheduled to expire in May 2027, unless otherwise terminated earlier in accordance with the terms of the Waiver Letters. Accordingly, the total direct compensation received by each of Drs. Eltoukhy and Talasaz in fiscal year 2023 was $1, which represents each executive’s 2023 base salary.

From time to time, the Compensation Committee considers and approves base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries, but may also include change in the competitive market, change of role or responsibilities, recognition for achievements or market trends. The Compensation Committee approved 2023 base salary increases for Messrs. Bell and Freeman, and Dr. Eagle, each of which represented annual increases made in the normal course to align with the competitive market, and approved a base salary increase for Dr. Chudova in conjunction with the change of her responsibilities as a result of her promotion in May 2023.

The base salaries for each of our executive officers in effect at the end of 2023, and the adjustment from 2022, are as follows:

NEO	2023 Base Salary ($)(1)	Increase from 2022

Helmy Eltoukhy	1 (2)	—

AmirAli Talasaz	1 (2)	—

Michael Bell	485,000	2.7%

Craig Eagle	500,000	2.2%

Christopher Freeman	495,000	4.0%

Darya Chudova (3)	445,000	N/A

Ines Dahne-Steuber	490,000	N/A

(1)	Amounts shown are the annual base salary in effect at year end or, in the case of Ms. Dahne-Steuber, her base salary prior to her separation.
(2)

In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020, each of Drs. Eltoukhy and Talasaz formally agreed to accept a base salary of $1 per year until 2027.

(3)

The Compensation Committee promoted Dr. Chudova to the position of Chief Technology Officer in May 2023. The Compensation Committee increased her base salary to $445,000 in conjunction with her new promotion, from $400,000 previously at the start of the year.

Annual Incentive Plan

The annual incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. In particular, the plan offers incentives to the NEOs other than the Co-CEOs to accomplish certain specified product development and research-based milestones and short-term financial results that the Compensation Committee views as key steps in the execution of our overall business strategy, with the intent ultimately of increasing stockholder value. In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020 and the long-term opportunity presented by such grants, each of Drs. Eltoukhy and Talasaz formally agreed to waive their right to receive an annual cash incentive opportunity until 2027.

In the Compensation Committee’s view, the most senior executive officers have the greatest responsibility for the performance of the Company, and consequently, the annual incentive plan for such executive officers utilizes only pre-established objective Company performance measures, with no individual discretionary component (other than with respect to the application of negative discretion to reduce earned amounts).

Performance Measures

The amount of the payout, if any, under the annual incentive plan is based on our achievement against (1) oncology product development milestones and screening research and development measures, representing a combined 55% of the target bonus opportunity (together, the “Operational Performance Component”), and (2) financial performance metrics, representing 45% of the target bonus opportunity (the “Financial Performance Component”).

In the view of the Compensation Committee, for 2023, it was critically important to advance our oncology product program and our screening research and development program, and thus the Compensation Committee placed significant emphasis on the Operational Performance Component. Specifically:

•

30% of the target bonus opportunity related to oncology products and performance with respect to new product launches, product reimbursement in one foreign jurisdiction and the development of data for use of tests for additional indications.

•	25% related to the submittal of a premarket approval for a product and enrollment in ECLIPSE and another study.

The financial measures selected by the Compensation Committee—Revenue, Gross Margin and Adjusted EBITDA—also remained very important, as they focus executive officers on the critical strategic priorities of top line revenue growth and operating profitability.

•

Revenue (weighted 30%). Given the Company’s stage of development and market opportunity and window, the Compensation Committee emphasized revenue growth as a high priority. We derive revenue from the provision of precision oncology testing services provided to our ordering physicians and biopharmaceutical customers, as well as from biopharmaceutical research and development services provided to our biopharmaceutical customers.

•

Adjusted EBITDA (weighted 10%). The Compensation Committee continued using Adjusted EBITDA as a measure that reflected profitability without regard to how the Company is financed or taxed and adjusted for certain items beyond the control of management. A general description of how we calculate Adjusted EBITDA for purposes of our 2023 annual cash incentive plan is described above. See Appendix B for a reconciliation of non-GAAP information.

•	Gross Margin (weighted 5%). Gross margin is defined as total revenue less cost of precision oncology testing and costs of development and other services, divided by total revenue.

Target, Threshold and Maximum Performance Levels

The Compensation Committee set the performance metric targets at levels that it considered rigorous and challenging and that took into account the relevant risks and opportunities. More specifically, the Compensation Committee reviewed the relevant operational goals in light of the Company’s plans, as well as the financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of these targets, including the risks associated with various macroeconomic factors, and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years.

Considering these factors, the Compensation Committee set the 2023 targets for the Operational Performance Components at levels or with timing in accordance with the Company’s strategic and operational plans. With respect to the Financial Performance Component, the Compensation Committee set the 2023 target for revenue at a 20.1% growth rate over total revenue in 2022, the target for Adjusted EBITDA loss at a 13.1% improvement over 2022 actual, and the target for 2023 gross margin was established at a 500 basis point decrease over the actual gross margin in 2022. The target for gross margin was reduced as a result of a number of factors, including due to the change in mix between clinical and biopharma revenue.

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels for both the Operational Performance Component and the Financial Performance Component. For the 2023 milestone measures, the threshold level of performance generally involved achieving the goal later or in a lower amount, and maximum performance generally involved achieving it sooner or in a higher amount. For the 2023 financial measures, the Compensation Committee set the threshold at a high-performance level of approximately 98% of the target for revenue. The thresholds for gross margin and Adjusted EBITDA loss were also set at high performance levels. The Compensation Committee set the maximum level for revenue at 104% of target, a level that presents a significant challenge requiring exceptionally strong performance. The Compensation Committee set maximum levels for the other two metrics that were also based on our 2023 operating plan, including the planned growth in revenue and expenses, and that required significant effort to achieve.

Payout Levels

The Compensation Committee defined payout levels representing the amount to be paid to NEOs based on the level of actual performance relative to the targets. If achievement is below the threshold level of performance, the Compensation Committee set the payout at 0% in order to motivate performance and underscore the importance of achieving, or closely approaching, the targets at this critical time in our development. If we achieve threshold performance on a metric, the payout is 50% of target; if we achieve 100% of target performance, the payout is 100% of target; and if we achieve maximum performance, the payout is 200% of target. For performance between the threshold and maximum for any metric, the payout amount is interpolated as a payout percentage between a threshold of 50% and a maximum of 200%.

With respect to the Operational Performance Component, for the oncology products and performance, of the two upgraded product launches, one was achieved on time and on target and the other was not. The reimbursement for Guardant360 in Japan was accomplished on time. The development of clinical validity data for additional indications for two of our tests was accomplished, which was above target. For the screening research and development performance, the submittal of the Premarket Application was achieved on time and on target, and the enrollment in ECLIPSE and one other study were both accomplished on target.

With respect to the Financial Performance Component, as described above, total revenue increased to $563.9 million for the year ended December 31, 2023, a 25% increase from $449.5 million for the year ended December 31, 2022.

The following tables show (1) for each operational performance component, the weighted payout, and (2) for each financial performance component, the achievements necessary to obtain payouts at the target level, the actual result for each performance component and the resulting achievement percentage, as well as the weighted payout:

Operational Performance Component		Relative Weighting (%)	Weighted Payout%

Oncology Product Milestones		30%	20%

Launch new products	20%

Secure reimbursement in Japan	5%

Develop data for additional Reveal/Response indications	5%

Screening Research and Development Objectives		25%	30%

Submit Premarket Application	20%

Enroll patients in ECLIPSE and SHIELD-LUNG	5%

Subtotal		55%	50%

Financial Performance Component	Relative Weighting (%)	Target ($)	Actual Result ($)	% Achievement	Weighted Payout %

Revenue (in millions)	30%	540	563.9	200%	60%

Percentage of Target Performance		100%

Gross Margin %	5%	60	60	100%	5%

Adjusted EBITDA	10%	(350.0)	(344)(1)	200%	20%

Subtotal	45%	100%			85%

Total Operational Performance Component, Financial Performance Component and Employee Retention Metric Achievement Percentage					135%

(1)	For purposes of the annual incentive plan, the final result excludes the amount of incentive compensation expense in excess of the target level of $10 million.

Target Opportunities

The Compensation Committee determines the target cash incentive opportunity available to each NEO by taking the individual’s annual base salary in effect at year end and multiplying it by the individual’s target incentive percentage. Among other factors, the target incentive percentages are determined with reference to the peer group company percentages of salary and the proportion of total direct compensation represented by the annual incentive. For 2023, the target opportunity percentage for each of the NEOs was 50%.

Payout Determination

The Compensation Committee verifies our achievement relative to the targets for the Operational Performance Component and Financial Performance Component to determine the respective performance levels, and then translates those performance levels to a payout level based on linear interpolation between achievement levels. As noted above, for 2023, the calculated payout level was 135%.

Having determined the total 2023 annual incentive plan payouts for each eligible NEO, the Compensation Committee then shared its conclusions with the Board for discussion.

NEO	Base Salary ($)(1)		Target Opportunity as a Percentage of Base Salary (%)	Target Opportunity ($)	Achievement%	Total Approved Payout ($)
Helmy Eltoukhy	1	(2)	—	—	—	—
AmirAli Talasaz	1	(2)	—	—	—	—
Michael Bell	485,000		50%	242,500	135%	327,375
Craig Eagle	500,000		50%	250,000	135%	337,500
Christopher Freeman	495,000		50%	247,500	135%	327,443
Darya Chudova	445,000		50% (3)	206,875 (3)	135%	279,281

(1)

Amounts shown are the annual base salary in effect at year end. Ms. Dahne-Steuber was not employed at year-end and therefore was ineligible for an annual incentive payout under the terms of the program.

(2)

In connection with the Founders’ 2020 Performance Awards, each of Drs. Eltoukhy and Talasaz entered into Waiver Letters, pursuant to which they formally agreed to waive their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan for seven years, including for 2023.

(3)	Dr. Chudova’s annual incentive plan opportunity was increased to 50% upon her promotion to Chief Technology Officer in May 2023 from 40%. Her payout in 2023 was a pro-rata blend of the two rates.

Long-Term Incentives

The third and largest component of our executive compensation program is long-term equity incentives. The Compensation Committee has designed the long-term incentive opportunity for the NEOs to motivate and reward executive officers to achieve multi-year strategic goals and deliver sustained long-term value to stockholders, while at the same time monitoring the overall dilutive effect of equity granted.

The long-term incentives create a strong link between payouts and performance, and a strong alignment between the interests of executive officers and the interests of our stockholders. Long-term equity incentives also promote retention, because executive officers will only receive value if they remain employed by us over the required term, and they foster an ownership culture among our executive officers by making executive officers become stockholders, with a personal stake in the value they are incentivized to create.

Equity Vehicles

In 2023, long-term incentive grants took the form of stock options, RSUs and PSUs. The Compensation Committee structures the mix of equity vehicles and the relative weight assigned to each type to: motivate growth through achievement of performance goals through PSUs with operational metrics; motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases; and ensure value delivery through the RSUs, which deliver value even during period of stock market or stock price underperformance, reinforcing an ownership culture and commitment to us.

Equity Vehicle	Vesting Period	Rationale for Use
PSUs	3 years	Aligns payout with prioritizing revenue performance and growth, key indicators of success of our strategy Promotes retention through performance achievement and vesting requirements
Stock Options	3 years Exercise price: closing price on grant date 10-year term	Prioritizes increasing stockholder value, thus aligning with stockholders Promotes long-term focus
RSUs	3 years	Aligns with stockholders Promotes retention Provides value even during periods of stock price or market underperformance

2023 Annual Equity Grants

Typically, in making determinations about long-term equity incentive grants to the NEOs, the Compensation Committee considers: equity grant levels and the overall pay mix in peer group companies; the NEO’s role, skills and experience and the critical nature of the NEO’s contributions to the Company; and the importance of maintaining a consistent leadership team, among other things. The grants to the NEOs vary based on these factors. This portion of the NEOs’ total direct compensation is variable and directly aligned with stockholder interests.

The Compensation Committee made no equity grants to the Co-CEOs in 2023 pursuant to the terms of the Waiver Letters.

We continue to manage award amounts, with a goal of maintaining broad-based equity participation, delivering value that is aligned with our compensation philosophy and proactively managing our share usage as well as dilution during a period of rapid growth.

2023 PSU Grants

As disclosed previously, in the first quarter of 2023, the Compensation Committee increased the performance nature of long-term incentives by granting performance stock units, or PSUs. At this key moment for liquid biopsy in screening for early detection, recurrence and treatment selection, the Compensation Committee believed that at this time, the Company has a unique opportunity in the market and only a brief window to take maximum advantage of it. The Compensation Committee thus viewed incentivizing top line revenue growth (after also having selected it as one of the measures in the annual cash incentive) as the most important goal because it focuses executive officers on the Company’s most critical strategic priorities of growing the business and seizing market share, and aligns the incentives for the NEOs with these goals. The 2023 PSUs vest over a three-year performance period ending in 2025 based on 1) a one-year revenue growth metric for 2023 and 2) a three-year revenue Compound Annual Growth Rate, or CAGR, each weighted 50%. The CAGR metric underscores the importance of consistent strong revenue growth over the 2023-25 performance period. The actual number of PSUs earned will be based on the Company’s performance relative to target. The addition of these PSUs reinforces the pay-for-performance nature of the long-term incentive grants and the executive compensation program overall.

The Compensation Committee views the use of these measures as critical because they tie executive officer compensation with key long-term priorities and align the interests of executive officers with those of Guardant and its stockholders. The performance-based metrics, in conjunction with the proportion of total compensation that was variable and at-risk, further enhanced the link between pay and performance for the NEOs, as well as strengthened the alignment of the interests of the executive officers with those of our stockholders. The Compensation Committee intends, as appropriate and in line with the further development of the Company over time, to consider increasing the proportion of long-term incentives allocated to performance-based vehicles.

The Compensation Committee awarded PSUs to the NEOs in 2023 as follows:

NEO (1)	Target Value ($)	PSUs (#)
Michael Bell	540,000	10,519
Craig Eagle	704,000	13,713
Christopher Freeman	792,000	15,427
Darya Chudova	550,000	10,714

(1)	Drs. Eltoukhy and Talasaz and Ms. Dahne-Steuber did not receive 2023 PSU awards.

At the time of grant, the Compensation Committee established the specific performance measures and associated payout levels, and evaluated the rigor of the performance goals and the alignment of those goals with the Company’s objectives. For the half of the total 2023-2025 PSU target value that is determined based on a one-year absolute revenue growth metric for 2023, the Compensation Committee established performance levels and potential payouts as follows:

Less than 15% Revenue Growth (Threshold)	Greater than or equal to 18% and less than 20% Revenue Growth	Greater than or equal to 20% and less than 22% Revenue Growth (Target)	Greater than or equal to 22% and less than 25% Revenue Growth	Greater than or equal to 25% Revenue Growth (Maximum)

No Payout	50% Payout	100% Payout	150% Payout	200% Payout

The Company’s 2023 revenue growth was 25%, resulting in a 200% payout for one-half of the 2023 PSUs awarded to each NEO, as shown above. While the performance measure has been achieved, the PSUs are not considered “earned” and shares will not be delivered unless and until the NEO remains in service for the three-year period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”) and the performance is approved by the Compensation Committee.

The other half of the 2023 PSUs is based on three-year Revenue CAGR. Before the conclusion of the three-year performance period, we do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums because of the potential for competitive harm from such disclosure. These measures are competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The Compensation Committee believes that they have set performance goals at rigorous and challenging levels so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of our internal forecast as well as the macroeconomic and industry environments. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

2023 Option and RSU Grants

The Compensation Committee structured a mix of equity vehicles and the relative weight assigned to each type to motivate performance against long-term targets and stock price appreciation over the long term and to encourage ownership and retention while aligning executive officers’ interests with those of our stockholders. The Compensation Committee sought to motivate stock price appreciation over the long term through stock options because they deliver value only if the stock price increases, and the RSUs are complementary to the PSUs and options because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to the Company.

In the fourth quarter of 2023, the Compensation Committee granted stock options and RSUs to the NEOs, with the awards vesting over a four-year period, as reflected in the table below.

NEO (1)	Target Value for Options and RSUs ($) (2)	Stock Options (#)	RSUs (#)
Michael Bell	1,750,000	37,326	24,884
Craig Eagle	1,400,000	29,861	19,907
Christopher Freeman	1,400,000	29,861	19,907
Darya Chudova	1,400,000	29,861	19,907

(1)

Pursuant to the Waiver Letters, Drs. Eltoukhy and Talasaz did not receive any equity grants in 2023. Ms. Dahne-Steuber did not receive a grant of options and RSUs in the fourth quarter of 2023 as she had resigned from employment by the date of grant.

(2)

The target value is converted to a number of RSUs by taking the average closing stock price of the Company’s common stock for each trading day for the fiscal quarter before the Compensation Committee’s grant. The number of options awarded is based on a Black-Scholes option pricing model.

Supplemental Grants

The Compensation Committee views supplemental grants as an important way to meet the Company’s needs for a specific purpose or during a specific period.

For several years, there has been fierce competition in the life sciences industry for executive officers and employees with the skills and experience to lead our team on our pioneering mission of helping patients at all stages of cancer live longer and healthier lives through the power of blood tests and the data they unlock—from informing better treatment in patients with advanced cancer, to new ways of monitoring recurrence in cancer survivors, and screening to find cancer at its earliest and most treatable stage in the general population. There is also tough competition for qualified sales and operations leaders who are veterans of the biotechnology industry. This is especially true in the San Francisco Bay Area, where there is an ongoing “war for talent”. Various factors, including inflation and the post-COVID employment market, have made the situation even more intense. In addition, as a pioneer in our market, our employees, including our executive officers, are desirable as candidates for employment with other organizations, and they receive substantial ongoing interest from other companies. Attracting and retaining executive talent of the caliber of our leaders, and maintaining a stable, consistent team, is both extremely challenging and vitally important. Our ability to execute our strategy, our future success and the promotion and protection of the interest of our stockholders depend to a great extent on our continuing ability to retain highly qualified and skilled employees.

Against this backdrop, the Compensation Committee determined that it was in the best interest of the Company and our stockholders to make certain supplemental grants to our NEOs. In June 2023, the Compensation Committee made the following grants in the form of stock options, which the Compensation Committee views as related to performance because they provide no value to recipients unless the recipients help create stockholder value, and RSUs that vest over a three-year term:

NEO (1)	Target Value for Options and RSUs ($) (2)	Stock Options (#)	RSUs (#)
Michael Bell	1,600,000	36,519	24,346
Craig Eagle	1,100,000	25,107	16,738
Christopher Freeman	1,100,000	25,107	16,738

(1)	Pursuant to the Waiver Letters, Drs. Eltoukhy and Talasaz did not receive any equity grants in 2023. Neither Dr. Chudova nor Ms. Dahne-Steuber received a supplemental grant.
(2)

The target value is converted to a number of RSUs by taking the average closing stock price of the Company’s common stock for each trading day for the fiscal quarter before the Compensation Committee’s grant. The number of options awarded is based on a Black-Scholes option pricing model.

Leadership Transitions

On May 8, 2023, the Company promoted Darya Chudova to the position of Chief Technology Officer. The Company adjusted her base salary for this new position to $445,000, set a new target annual cash incentive opportunity to 50% (which percentage was blended with her prior target opportunity to determine her total 2023 opportunity) and made a grant of options and RSUs with a target value of $2,000,000 that vest over four years.

Effective May 2, 2023, the Board appointed Ines Dahne-Steuber to the position of Chief Operations Officer. In connection with her appointment, Ms. Dahne-Steuber was entitled to receive (i) an annual base salary of $490,000; (ii) a target bonus equal to 50% of her annual base salary; (iii) RSUs valued at approximately $2,000,000; and (iv) a stock option to purchase approximately $2,000,000 of the Company’s common stock. Additionally, Ms. Dahne-Steuber received a signing bonus of $50,000 and a relocation allowance of up to $50,000, both of which were subject to clawback (on a prorated basis) in the event

Ms. Dahne-Steuber voluntarily terminated employment with the Company prior to completing

12 months of service. Ms. Dahne-Steuber agreed to certain restrictive covenants, including confidentiality, invention assignment, and a customer and one-year employee non-solicitation. In November 2023, the Company and Ms. Dahne-Steuber negotiated the terms of her involuntary termination, effective as of November 10, 2023. Ms. Dahne-Steuber remained employed through December 1, 2023. Under these terms, in exchange for a release of claims, Ms. Steuber was entitled to receive an amount equal to six months of base salary and six months of COBRA premiums for continued health coverage, and was entitled to retain the remaining prorated portion of her signing bonus and relocation allowance. All RSUs and stock options received upon appointment were forfeited.

2024 Compensation of Drs. Eltoukhy and Talasaz

In 2021, 2022 and 2023, the compensation of each of Drs. Eltoukhy and Talasaz consisted of a base salary of $1, no annual cash incentive opportunity and no long-term incentive equity opportunity, pursuant to waivers they had granted. The Board, aided by its Compensation Committee, had adopted these arrangements in the first half of 2020, in conjunction with the grant to each of the Co-CEOs of 1,695,574 PSUs with stock price hurdles of $120, $150, and $200 (the “Founders’ 2020 Performance Awards”). The Company achieved the first stock price hurdle in 2021 and one-third of the PSUs vested, but the stock price has not achieved the other two stock price hurdles have not been achieved, and the stock closed at $20.63 on March 28, 2024, approximately 86% below the $150/share hurdle.

Over the last year, the Board became increasingly concerned that the Founders’ 2020 Performance Awards were no longer effective at accomplishing the goals for which they were originally designed, and thus were no longer in the best interests of the Company and its stockholders. Specifically, given the decrease in market values of high growth biotechnology companies generally over the last two years, and of the Company in particular, the Founders’ 2020 Performance Awards no longer offered meaningful financial or retentive value. From the Board’s perspective, the misalignment raised increasing concerns about the Founders’ 2020 Performance Awards’ ability to motivate the Co-CEOs at this critical time in the development of the market for precision oncology. The Compensation Committee also viewed it as vital to align the performance goals for the Co-CEOs with the performance goals of all other executive officers, so that the full leadership team was aligned in pursuit of the same short-and long-term objectives.

In addition, the Board took into account the feedback that it had received after the grant of the Founders’ 2020 Performance Awards that future performance-based equity awards to Drs. Eltoukhy and Talasaz should be granted annually and contain a variety of performance metrics. The Board also considered more recent directional stockholder feedback about different compensation structures, such as the inclusion of the typical components of base salary, annual cash incentive and long-term equity incentive that are set based on reference to competitive market levels.

As part of its regular review, and in light of the Board’s view that the Founders’ 2020 Performance Awards were no longer effective, the Compensation Committee considered a number of alternatives, and sought advice solely for this purpose from a separate independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”). The Compensation Committee referenced the compensation of CEOs at companies in the peer group, as well as obtaining directional input from some of the Company’s top stockholders. At the conclusion of a comprehensive process that began in mid-2023, including obtaining advice from Meridian, and in view of the program’s important role in motivating the Co-CEOs and keeping a stable, consistent leadership team, the Compensation Committee determined, and the independent members of the Board approved, a change to the compensation arrangements with Drs. Eltoukhy and Talasaz, effective as of January 1, 2024. In order to motivate the achievement of strategic, financial and value creation goals, on March 18, 2024, the Board established the following 2024 compensation for Drs. Eltoukhy and Talasaz:

1)

with respect to base salary, the Co-CEOs requested equity in lieu of cash, given their confidence in the Company’s fundamentals and future business outlook, and the Compensation Committee viewed doing so as appropriate because it further aligned the Co-CEOs’ and stockholders’ interests. The Co-CEOs were granted RSUs with a grant date value of $800,000, which vest quarterly over a one-year period. This quantum was set based on reference to base salary levels of comparable positions at the peer group companies. The Compensation Committee anticipates that Drs. Eltoukhy and Talasaz will be eligible for similar annual equity awards each year, provided to them in lieu of cash base salary, the value of which will be reviewed annually by the Compensation Committee, as is customary for all executive officers;

2)

with respect to an annual cash bonus opportunity, the Co-CEOs requested equity in lieu of cash, given their confidence in the Company’s fundamentals and future business outlook, the Compensation Committee granted PSUs with a target value equal to 100% of the target base salary amount ($800,000 in 2024), with the opportunity to earn 0% to 200% of the target number of PSUs. This quantum was set based on reference to annual cash bonus incentive levels of comparable positions at the peer group companies. The PSUs cliff vest after one year based upon performance relative to the identical annual incentive performance metrics as applicable in the annual cash incentive for all other executive officers. The Compensation Committee anticipates that Drs. Eltoukhy and Talasaz will be eligible for similar annual equity awards each year, provided to them in lieu of their annual cash bonus, the target value of which will be reviewed annually by the Compensation Committee, as is customary for all executive officers; and

3)

the Compensation Committee granted annual long term incentive equity grants in the form of 50% PSUs, with a target value of $5 million, and 50% RSUs, with a grant date fair value of $5 million. The quantum for these awards was set based on reference to long-term incentive equity grant levels of CEOs from the peer companies. The PSUs are based on Revenue CAGR, with a relative total stockholder return (TSR) modifier and a negative TSR cap. The RSUs vest one-third on the first anniversary of the vesting commencement date, and quarterly thereafter for the remaining two years. The PSUs have the same performance metrics and as those granted to other executive officers, and the PSUs and RSUs have the same vesting and other terms as those granted to other executive officers. The Compensation Committee anticipates that Drs. Eltoukhy and Talasaz will be eligible for similar annual equity awards each year, the target value of which will be reviewed annually by the Compensation Committee, as is customary for all executive officers.

In conjunction with the adoption of these new compensation arrangements, the Co-CEOs’ unvested Founders’ 2020 Performance Awards were cancelled, and the shares underlying such PSUs returned to the pool of available shares for future equity grants, and their Waiver Letters are no longer in effect.

Other Elements of Compensation

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”), and our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies. In 2023, we provided a matching contribution equal to 50% of the first 6% contributed by the employee.

Employee Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life and accidental death and dismemberment insurance.

We also provide supplemental short-term disability coverage to our NEOs in addition to the short-term disability coverage provided to our full-time employees generally.

We offer a sabbatical program to honor our active, regular employees upon completion of five or ten years of continuous service, under which employees are eligible for up to 20 consecutive business days off as a paid sabbatical. In addition, employees who take the sabbatical receive up to $25,000 as a travel award to be used during the sabbatical, with the Company paying for the taxes that the employee would incur from using the award. The purpose of the sabbatical program is to honor employees for their service to the Company by giving them time to innovate and pursue their interests outside of work, and travel, in the hope that it renews their commitment to working for the Company in the long-term. In 2023, Dr. Talasaz was eligible for, and elected to take, the sabbatical award.

We believe the benefits and limited perquisite described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Severance Arrangements

We maintain the Guardant Health, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of certain severance and other benefits to participants. The Severance Plan generally provides for severance amounts if the NEO’s employment is terminated by us without cause or by the NEO for good reason. For terminations not in connection with a change in control, severance amounts range from 50% to 100% of base salary. For terminations from three months prior to one year after a change in control, severance amounts range from 100% to 150% of the sum of base salary and target cash bonus. The Severance Plan also provides for reimbursement for health benefit continuation of up to 18 months. The payments and benefits provided under the Severance Plan are contingent upon the affected NEO’s execution and non-revocation of a general release of claims and compliance with specified restrictive covenants. See “Potential Payments upon a Termination or Change in Control,” which describes the payments to which the participating NEOs may be entitled under the Severance Plan.

In addition, in 2019, we entered into letter agreements with each of Drs. Eltoukhy and Talasaz that provide that if the executive experiences a “qualifying termination” of employment (as defined in the Severance Plan), other than in connection with a change in control, then each time-based vesting Company equity award held by the executive will vest and become exercisable as to the portion of the award that would have vested over the one-year period following the termination date (had the executive remained in continuous service during such period). This acceleration right is subject to the executive’s timely execution and non-revocation of a general release of claims.

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines

To support our commitment to stockholder alignment and ensure non-employee members of our Board and our executive officers, including our NEOs, remain invested in our performance and the performance of our common stock, we adopted stock ownership guidelines, which were last amended effective November 2022.

Our stock ownership guidelines require applicable individuals to hold a certain value of our common stock depending on their position with us, as follows:

•	For our Co-CEOs: $4,800,000 (equal to six times $800,000, which is the 50th percentile of CEO salaries in our peer group selected for decisions relating to 2023 executive compensation),

•	For each other executive officer: one times his or her annual base salary, and

•	For each non-employee member of our Board: $250,000 (equal to five times $50,000, which is the 50th percentile of annual cash retainers for non-employee directors in our peer group).

Each individual subject to our stock ownership guidelines has until the later of January 1, 2026 or the fifth anniversary of his or her designation as being subject to the guidelines to comply with the stock ownership guidelines applicable to his or her position. Shares of common stock that count toward satisfaction of the ownership requirements include shares of common stock held directly or indirectly through certain trusts or entities, and outstanding RSUs that vest solely based on the passage of time. Shares underlying unexercised stock options and unearned performance-based stock awards do not count in determining compliance with the stock ownership guidelines. As of December 31, 2023, all NEOs were in compliance with the stock ownership guidelines.

Until a participant subject to our stock ownership guidelines meets the applicable minimum ownership guidelines, such participant is required to retain (and not dispose of or otherwise transfer) 20% of all “net settled shares” received from the vesting, delivery and/or exercise of equity awards granted under the Company’s equity incentive plans for one year subsequent to their vesting, delivery and/or exercise. For purposes of the stock ownership guidelines, “net settled shares” means those shares of common stock that remain after payment of the applicable exercise or purchase price and all applicable withholding taxes and transaction costs.

Anti-Hedging and Anti-Pledging Policies

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, and collars), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our stock. It further prohibits pledging our stock as collateral to secure loans, margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.

Tax and Accounting Considerations

When appropriate, our Compensation Committee takes into consideration the accounting and tax treatment of the compensation and benefit arrangements for our Named Executive Officers. These considerations are in addition to those described above that were material to the pay decisions for the most recent fiscal year.

Clawback Policy

In accordance with the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related Nasdaq listing standard, the Company adopted a clawback policy in 2023 designed to recoup erroneously awarded incentive compensation paid to executive officers in the event of an accounting restatement (the “Dodd-Frank Clawback Policy”). Under the Dodd-Frank Clawback Policy, if a restatement of the Company’s financial statements is required, all incentive-based compensation tied to a financial reporting measure that was “received” (within the meaning of the rules) by subject executive officers in the three prior completed fiscal years will be recalculated based on the updated financial statements, to the extent applicable. Incentive compensation deemed to have been erroneously awarded due to the erroneous financials shall be subject to recoupment. Pursuant to the terms of the Dodd-Frank Clawback Policy, the Compensation Committee maintains discretion to determine the appropriate means of recoupment.

Our Co-CEOs and Chief Financial Officer are subject to any recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act, and the standard terms of the 2018 Plan.

Accounting Policies for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC

Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of performance stock units, stock options and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our Board or Committee will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, the Compensation Committee may revise certain programs to appropriately align accounting expenses of equity awards with the overall executive compensation philosophy and objectives.

Report of the Compensation Committee on Executive Compensation

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation Committee:

Vijaya Gadde, Chair

Meghan Joyce

Myrtle Potter

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (1,3) ($)	Option Awards (1,4) ($)	Non-Equity Incentive Plan Compensation (1,5) ($)	All Other Compensation (6) ($)	Total ($)
Helmy Eltoukhy (1)	2023	1	—	—	—	—	11,590	11,591
Chairman and Co-Chief	2022	1	—	—	—	—	11,631	11,632
Executive Officer	2021	1	—	—	—	—	13,664	13,665
AmirAli Talasaz (1)	2023	1	—	—	—	—	26,414	26,415
Co-Chief Executive Officer	2022	1	—	—	—	—	11,174	11,175
	2021	1	—	—	—	—	13,270	13,271
Michael Bell	2023	482,000	—	1,851,413	1,453,305	327,375	9,900	4,123,993
Chief Financial Officer	2022	466,077	—	604,238	742,480	154,958	9,959	1,977,712
	2021	439,616	500,000	2,941,720	2,317,493	250,155	10,998	6,459,981
Darya Chudova	2023	424,462	—	2,222,397	1,817,482	279,281	11,919	4,755,541
Chief Technology Officer
Craig Eagle	2023	497,462	—	1,565,107	1,075,387	337,500	9,900	3,485,356
Chief Medical Officer	2022	485,231	—	1,294,507	1,673,671	157,262	6,642	3,617,313
	2021	317,885	2,370,000	1,642,986	1,935,250	186,390	3,531	6,456,043
Christopher Freeman	2023	490,385	—	1,621,395	1,075,387	327,443	8,442	3,523,052
Chief Commercial Officer	2022	468,269	—	1,456,309	1,882,865	152,760	9,364	3,969,567
	2021	249,231	300,000	2,156,323	2,539,902	183,938	7,056	5,436,449
Ines Dahne-Steuber (2)	2023	307,101	50,000	2,611,538	2,550,722	—	317,355	5,836,716
Former Chief Operating Officer (a)

(a)	Ms. Dahne-Steuber’s employment with the Company ended on December 1, 2023.

(1)

In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020, pursuant to the Waiver Letters, each of Drs. Eltoukhy and Talasaz formally agreed to accept a base salary of $1 per year and waived their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan, or to receive grants of equity incentive awards, for seven years.

(2)

The amount shown in the Bonus column for Ms. Dahne-Steuber is a sign on bonus paid as part of her new hire compensation. The amounts shown in the Stock Awards and Option Awards columns were forfeited upon Ms. Dahne-Steuber’s separation from service.

(3)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of time-based RSUs and performance-condition PSUs, computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”), excluding the effect of estimated forfeitures. Amounts in this column relating to RSUs reflect the market value of the RSUs using the closing price of a shares of our common stock on the date of grant, multiplied by the number of shares underlying each award. The amounts included in this column for the PSU awards are calculated based upon achievement of performance at the “target” level, which is the probable outcome of the performance metrics associated with each award of PSUs. If performance were to be achieved at “maximum” level, the grant date fair value of the 2023 PSU awards as of the respective grant dates would have been as follows: Michael Bell, $690,888; Darya Chudova, $703,696; Craig Eagle, $900,670; Christopher Freeman, $1,013,245. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)

The amounts shown in the Option Awards column represent the aggregate grant date fair value of stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(5)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of our annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder. Payments pursuant to the annual incentive plan are generally made early in the year following the year in which they are earned. As described in footnote 1, each of Drs. Eltoukhy and Talasaz waived their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan.

(6)

For Dr. Talasaz, the amount shown includes $18,996 for (a) tax reimbursements related to the waived health insurance premiums and (b) tax reimbursements all participants are eligible to receive related to the travel expenditures under the Company-wide Sabbatical and Travel Award Program. For Ms. Dahne-Steuber, the amount shown includes relocation reimbursements of $26,911 and payments totaling $282,111 under her separation agreement. (See below under “Potential Payments Upon Termination or Change in Control”).

2023 Grants of Plan Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards (6) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Helmy Eltoukhy (2)			—	—	—	—	—	—	—	—	—	—
AmirAli Talasaz (2)			—	—	—
Michael Bell			—	242,500	485,000	—	—	—	—	—	—	—
	6/7/2023	3/15/2023	—	—	—	5,260	10,519	21,038	—	—	—	345,444
	6/9/2023		—	—	—	—	—	—	24,346	—	—	800,010
	6/9/2023		—	—	—	—	—	—	—	36,519	32.86	775,689
	12/13/2023		—	—	—	—	—	—	—	37,326	28.37	677,616
	12/13/2023		—	—	—	—	—	—	24,884	—	—	705,959
Darya Chudova			—	201,667	403,334	—	—	—	—	—	—
	6/7/2023	3/15/2023	—	—	—	5,357	10,714	21,428	—	—	—	351,848
	8/7/2023		—	—	—	—	—	—	34,821	—	—	1,305,788
	8/7/2023		—	—	—	—	—	—	—	52,232	37.50	1,275,385
	12/13/2023		—	—	—	—	—	—	—	29,861	28.37	542,097
	12/13/2023		—	—	—	—	—	—	19,907	—	—	564,762
Craig Eagle			—	250,000	500,000	—	—	—	—	—	—	—
	6/7/2023	3/15/2023	—	—	—	6,857	13,713	27,426	—	—	—	450,335
	6/9/2023		—	—	—	—	—	—	16,738	—	—	550,011
	6/9/2023		—	—	—	—	—	—	—	25,107	32.86	533,290
	12/13/2023		—	—	—	—	—	—	—	29,861	28.37	542,097
	12/13/2023		—	—	—	—	—	—	19,907	—	—	564,762
Christopher Freeman			—	247,500	495,000	—	—	—	—	—	—	—
	6/7/2023	3/15/2023	—	—	—	7,714	15,427	30,854	—	—	—	506,623
	6/9/2023		—	—	—	—	—	—	16,738	—	—	550,011
	6/9/2023		—	—	—	—	—	—	—	25,107	32.86	533,290
	12/13/2023		—	—	—	—	—	—	—	29,861	28.37	542,097
	12/13/2023		—	—	—	—	—	—	19,907	—	—	564,762
Ines Dahne-Steuber			—	183,750	367,500	—	—	—	—	—	—	—
	8/7/2023		—	—	—	—	—	—	—	104,462	37.50	2,550,722
	8/7/2023		—	—	—	—	—	—	69,641	—	—	2,611,538

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities of our NEOs for 2023. The amounts of the annual cash incentive opportunities depend on the eligible annual base salary in effect at year end for each NEO. Below threshold performance on the financial metrics results in 0% payout. However, the Operational Performance Component metrics do not establish quantifiable threshold performance and thus payout for those metrics could be as little as 1%. See “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Plan” for a detailed description of annual incentive plan awards, including the criteria for determining the amounts payable. Actual 2023 annual incentive plan results are reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. The maximum award is 200% of target. Linear interpolation is used to determine the applicable payout amount between threshold and target and between target and maximum.

(2)

In connection with the Founders’ 2020 Performance Awards granted to Drs. Eltoukhy and Talasaz in May 2020, each of Drs. Eltoukhy and Talasaz formally waived their opportunity to receive annual incentive opportunities and payouts under our annual incentive plan.

(3)

Amounts disclosed in these columns reflect the potential threshold, target and maximum number of PSUs that may be earned in respect of the PSUs awarded in 2023 to each NEO. Actual amounts earned are based on the level of achievement relative to two financial goals. Results will be certified by the Compensation Committee in the first quarter of 2026. For more information on the 2023 PSUs, including the applicable performance metrics, please see “Compensation Discussion and Analysis-IV. Compensation Program Components-Long Term Incentives-2023 PSU Grants”. Valuations of PSUs disclosed in this table were determined based on the fair market value of a shares on the grant date.

(4)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2023. The RSUs generally vest over three years; one-third of the RSUs will vest on the first anniversary of the grant date, and 1/12th of the shares subject to the RSU vest on each quarterly anniversary thereafter, subject to the NEO’s continued service. RSUs granted to Dr. Chudova on August 7, 2023, vest 25% on May 15, 2024 and 25% of each subsequent May 15th, subject to her continued service. Ms. Dahne-Steuber’s RSUs were granted with the same vesting schedule as Dr. Chudova’s RSUs, but were forfeited upon her separation from the Company in 2023.

(5)

Amounts disclosed in this column reflect the number of stock options granted to our NEOs in 2023. The options generally vest one-third on the first anniversary of the grant date, and monthly thereafter at a rate of one thirty-sixth (1/36) per month over the next two years, subject to continued service. Stock options granted to Dr. Chudova on August 7, 2023, vest 25% on May 15th, 2024 and monthly thereafter at a rate of one forty-eighth (1/48) per month over the next three years, subject to continued service. Ms. Dahne-Steuber’s stock options were granted with the same vesting schedule as Dr. Chudova’s stock options, but were forfeited upon her separation from the Company in 2023.

(6)

The amounts shown in this column for RSUs and PSUs represent the aggregate grant date fair value of time-based RSUs, and performance-based PSUs, computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Amounts in this column relating to RSUs and PSUs reflect the market value of the RSUs and PSUs using the closing price of a share of our common stock as reported on Nasdaq on the date of grant, multiplied by the number of shares underlying each award. The amounts shown in this column for stock options represent the aggregate grant date fair value of the stock options computed in accordance with Topic 718. Valuations of options were determined using the Black-Scholes option pricing model. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

2023 Outstanding Equity at Fiscal Year End Table

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (3) (#)	Market Value of Shares or Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6) ($)
Name	Award Type	Grant Date		Exercisable (1) (#)	Unexercisable (2) (#)
Helmy Eltoukhy	Options	7/14/2017		711,612	—	4.18	7/14/2027	—	—	—	—
	PSUs	5/26/2020	(7)	—	—	—	—	—	—	1,130,382	30,576,833
AmirAli Talasaz	Options	7/14/2017		567,659	—	4.18	7/14/2027	—	—	—	—
	PSUs	5/26/2020	(7)	—	—	—	—	—	—	1,130,382	30,576,833
Michael Bell	Options	5/4/2021	(8)	19,298	7,169	148.19	5/4/2031	—	—	—	—
	Options	5/9/2022	(8)	18,082	21,372	30.63	5/9/2032	—	—	—	—
	Options	6/9/2023	(9)	—	36,519	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(9)	—	37,326	28.37	12/13/2033	—	—	—	—
	RSUs	5/4/2021	(10)	—	—	—	—	6,617	178,990	—	—
	RSUs	5/9/2022	(11)	—	—	—	—	11,097	300,174	—	—
	RSUs	6/9/2023	(12)	—	—	—	—	24,346	658,559	—	—
	RSUs	12/13/2023	(12)	—	—	—	—	24,884	673,112	—	—
	PSUs	5/4/2021	(13)	—	—	—	—	—	—	6,617	178,990
	PSUs	6/7/2023	(14)	—	—	—	—	10,520	284,566	5,259	142,256
Darya Chudova	Options	3/30/2018		4,328	—	4.6625	3/30/2028	—	—	—	—
	Options	8/22/2018		8,982	—	8.80	8/22/2028	—	—	—	—
	Options	8/1/2019		17,442	—	94.47	8/1/2029	—	—	—	—
	Options	11/2/2021	(8)	5,681	4,419	117.61	11/2/2031	—	—	—	—
	Options	11/7/2022	(8)	12,499	30,355	47.20	11/7/2032	—	—	—	—
	Options	8/7/2023	(8)	—	52,232	37.50	8/7/2033	—	—	—	—
	Options	12/13/2023	(9)	—	29,861	28.37	12/13/2033	—	—	—	—
	RSUs	9/11/2020	(10)	—	—	—	—	2,909	78,688	—	—
	RSUs	11/4/2020	(15)	—	—	—	—	9,756	263,900	—	—
	RSUs	11/2/2021	(11)	—	—	—	—	2,210	59,781	—	—
	RSUs	11/7/2022	(11)	—	—	—	—	16,071	434,721	—	—
	RSUs	8/7/2023	(10)	—	—	—	—	34,821	941,908	—	—
	RSUs	12/13/2023	(12)	—	—	—	—	19,907	538,484	—	—
	PSUs	11/4/2020	(13)	—	—	—	—	—	—	21,863	591,394
	PSUs	6/7/2023	(14)	—	—	—	—	10,714	289,814	5,357	144,907
Craig Eagle	Options	8/3/2021	(8)	19,826	9,914	110.49	8/3/2031	—	—	—	—
	Options	11/7/2022	(8)	15,998	38,854	47.20	11/7/2032	—	—	—	—
	Options	6/9/2023	(9)	—	25,107	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(9)	—	29,861	28.37	12/13/2023	—	—	—	—
	RSUs	8/3/2021	(10)	—	—	—	—	7,435	201,117	—	—
	RSUs	11/7/2022	(11)	—	—	—	—	20,570	556,419	—	—
	RSUs	6/9/2023	(12)	—	—	—	—	16,738	452,763	—	—
	RSUs	12/13/2023	(12)	—	—	—	—	19,907	538,484	—	—
	PSUs	6/7/2023	(14)	—	—	—	—	13,714	370,964	6,856	185,455
Christopher Freeman	Options	8/3/2021	(8)	24,394	14,638	110.49	8/3/2031	—	—	—	—
	Options	11/7/2022	(8)	17,998	43,710	47.20	11/7/2032	—	—	—	—
	Options	6/9/2023	(9)	—	25,107	32.86	6/9/2033	—	—	—	—
	Options	12/13/2023	(9)	—	29,861	28.37	12/13/2033	—	—	—	—
	RSUs	8/3/2021	(10)	—	—	—	—	9,758	263,954	—	—
	RSUs	11/7/2022	(11)	—	—	—	—	23,141	625,964	—	—
	RSUs	6/9/2023	(12)	—	—	—	—	16,738	452,763	—	—
	RSUs	12/13/2023	(12)	—	—	—	—	19,907	538,484	—	—
	PSUs	6/7/2023	(14)	—	—	—	—	15,428	417,327	7,713	208,637

(1)	Amounts disclosed in this column reflect the number of options granted to our NEOs that are subject to time-based vesting and that had vested as of December 31, 2023. The options expire ten years from the date of grant. The options have an exercise price of no less than 100% of the fair market value of a share of our common stock on the date of grant. See “Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon death, disability, termination or change in control.

(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting that had not vested as of December 31, 2023.

(3)

Amounts in this column reflect the number of unvested RSUs and earned but unvested PSUs that were subject to time-based vesting and that had not vested as of December 31, 2023. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of RSUs and PSUs upon death, disability, or change in control.

(4)

Amounts in this column reflect the market value of the RSUs and earned PSUs using the closing price of a share of our common stock as reported on Nasdaq on December 29, 2023, the last trading day of the year, multiplied by the number of shares underlying each award.

(5)

Amounts in this column reflect the number of unvested PSUs that are subject to performance-based vesting conditions as of December 31, 2023. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability or change in control.

(6)

Amounts in this column reflect the market value of the unvested PSUs using the closing price of a share of our common stock as reported on Nasdaq on December 29, 2023, the last trading day of the year, multiplied by the number of shares underlying each award.

(7)

The amounts shown for Drs. Eltoukhy and Talasaz represent the unvested portion of the Founders’ 2020 Performance Awards which are intended to compensate Drs. Eltoukhy and Talasaz over their seven-year maximum term and will become vested only if our stock price reaches stock price hurdles of $150/share and $200/share during such seven-year period. See “Compensation Discussion and Analysis — IV. Components of Our Compensation Program — Leadership Transition” above for a description of the 2024 compensation arrangements of Drs. Eltoukhy and Talasaz, pursuant to which the remaining PSUs were cancelled in March 2024. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability or change in control.

(8)

1/4 of the shares subject to the option will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/48th of the shares subject to the option will vest on each monthly anniversary thereafter, subject to the NEO’s continued service.

(9)

1/3 of the shares subject to the option will vest (or, if applicable, vested) on the one-year anniversary of the grant date, and 1/36th of the shares subject to the option will vest on each monthly anniversary thereafter, subject to the NEO’s continued service.

(10)	1/4th of the shares subject to the RSU agreement will vest on each anniversary of the vesting commencement date, subject to the NEO’s continued service.

(11)

1/4 of the shares subject to the RSU agreement will vest (or, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/16th of the shares subject to the RSU award will vest quarterly thereafter, subject to the NEO’s continued service.

(12)

1/3 of the shares subject to the RSU agreement will vest (of, if applicable, vested) on the one-year anniversary of the vesting commencement date, and 1/12 of the shares subject to the RSU award will vest quarterly thereafter, subject to the NEO’s continue service.

(13)

The amounts shown reflect the number of PSUs that are subject to performance-based vesting conditions as of December 31, 2023, which will be distributed if specified financial and product development-related performance conditions are attained during the performance period (ending November 2024) and further subject to the NEO’s continued employment with us for the six-month period immediately following the performance period. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability or change in control.

(14)

The amounts shown in the “Number of Shares or Units That Have Not Vested” represent PSUs earned at the completion of the 2023 performance period that will vest on or before March 15, 2026, subject to the NEO’s continued employment with us to December 31, 2025. The numbers shown as Equity Incentive Plan Awards reflect the number of PSUs that remain subject to performance-based vesting conditions as of December 31, 2023, which will be distributed if specified performance conditions are attained during the performance period (ending December 31, 2025) and will vest on March 15, 2026, subject to the NEO’s continued employment with us to the end of the performance period. See “Potential Payments Upon Termination or Change in Control” for information about the treatment of PSUs upon death, disability or change in control.

2023 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Helmy Eltoukhy	—	—	—	—
AmirAli Talasaz	—	—	—	—
Michael Bell	—	—	11,939	350,595
Darya Chudova	—	—	10,966	350,047
Craig Eagle	—	—	10,574	306,907
Christopher Freeman	—	—	12,592	413,332
Ines Dahne-Steuber	—	—	—	—

(1)	The amounts shown in this column represent the number of RSUs that vested for each named executive officer during 2023.

(2)

The amounts shown in this column reflect the value realized upon vesting of the RSUs for each named executive officer, as calculated based on the price of a share of our common stock on the vesting date, multiplied by the number of shares underlying each award.

Potential Payments Upon Termination or Change in Control

Upon a termination, or upon a change in control of Guardant Health, the Company maintains certain arrangements, guidelines, plans and programs pursuant to which our NEOs could be eligible to receive certain cash severance, equity vesting and other benefits.

The amounts that the NEOs could receive are set forth below for the following types of termination of employment:

•	Termination without cause or by executive for good reason not in connection with a change in control;

•	Termination without cause or by executive for good reason following a change in control; and

•	Death or disability.

Executive Severance Plan

In September 2018, our Board adopted the Guardant Health, Inc. Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of certain severance and other benefits to participants according to their participant tier in the event of a qualifying termination of employment with us. Drs. Eltoukhy and Talasaz are designated as “Tier 1” participants. Messrs. Bell, and Freeman and Drs. Chudova and Eagle are designated as “Tier 2” participants.

As discussed above, each of Drs. Eltoukhy and Talasaz have agreed by means of a written Waiver Letter filed with the SEC to effectively forego all base salary and annual incentive for a period of seven years. Consequently, while the terms of the Severance Plan do apply, the amount of base salary upon which they are based is nominal.

Severance Not in Connection with a Change in Control. Under the Severance Plan, in the event of a termination of a participant’s employment by us without “cause” or by the participant for “good reason,” in either case, more than three months prior to or more than one year after “a change in control” (as defined in the 2018 Plan), the participant will be eligible to receive the following benefits:

•	“Tier 1” participants:

○	a lump-sum cash payment equal to 100% of the participant’s then-current annual base salary; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

•	“Tier 2” participants:

○	a lump-sum cash payment equal to 50% of the participant’s then-current annual base salary; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 6 months.

Severance in Connection with a Change in Control. In the event of a termination by us of a participant’s employment without “cause” or by the participant for “good reason,” in either case, within the period beginning three months prior to a “change in control” (as defined in the 2018 Plan) and ending on the one-year anniversary of such change in control, the participant will be eligible to receive:

•	“Tier 1” participants:

○

a lump sum cash payment equal to the sum of (a) 150% of the participant’s then-current annual base salary and (b) 100% of the participant’s target cash performance bonus, if any, for the year in which the qualifying termination occurs;

○	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 18 months.

•	“Tier 2” participants:

○	a lump sum cash payment equal to 100% of the sum of participant’s then-current annual base salary and target cash performance bonus, if any, for the year in which the qualifying termination occurs;

○	accelerated vesting of all equity awards which vest based solely on the participant’s continued service with us or the passage of time; and

○	company-paid COBRA premium payments for the participant and his or her covered dependents for up to 12 months.

Any participant’s right to receive the severance payments and benefits described above is subject to his or her delivery and, as applicable, non-revocation of a general release of claims in our favor, and his or her continued compliance with any applicable restrictive covenants.

In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the participant.

For purposes of the Severance Plan, “cause” generally means the occurrence of any one or more of the following events (unless, to the extent capable of correction, the participant fully corrects the circumstances constituting cause within 15 days after written notice thereof): (i) the participant’s willful failure to substantially perform his or her duties (other than such failure resulting from the participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for “good reason”), after a written demand for performance is delivered to the participant by our Compensation Committee; (ii) the participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to us; (iii) the participant’s material misappropriation or embezzlement of our property or the property of any of our affiliates; (iv) the participant’s commission of (including entry of a guilty or no contest plea to) a felony (other than a traffic violation) or other crime involving moral turpitude, or the participant’s commission of unlawful harassment or discrimination; (v) the participant’s willful misconduct or gross negligence with respect to any material aspect of our business or a material breach by the participant of his or her fiduciary duty to us, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on us; or (vi) the participant’s material breach of his or her obligations to us under a written agreement with us.

For purposes of the Severance Plan, “good reason” generally means the occurrence of any one or more of the following without the participant’s prior written consent unless we fully correct the circumstances constituting good reason (provided such circumstances are capable of correction): (i) a material diminution in the participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by us promptly after receipt of notice thereof given by the participant; (ii) the material reduction by us of participant’s then-current annual base salary, other than as a result of a proportionate, across-the-board reduction of base compensation payable to similarly situated employees; or (iii) a material change in the geographic location at which the participant performs his or her principal duties for us to a new location that is more than 30 miles from the location at which the participant performs his or her principal duties for us as of the date on which he or she first becomes a participant in the Severance Plan. The participant will not be deemed to have resigned for “good reason” unless (1) he or she provides us with written notice setting forth in reasonable detail the facts and circumstances claimed by the participant to constitute “good reason” within 90 days after the date of the occurrence of any event that the participant knows or should reasonably have known to constitute “good reason,” (2) we fail to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the participant’s termination for “good reason” occurs no later than 60 days after the expiration of the 30-day cure period set forth above.

Eltoukhy and Talasaz Letter Agreements

In addition, in 2019 we entered into letter agreements with each of Drs. Eltoukhy and Talasaz that provide that if either executive experiences a qualifying termination of employment for purposes of the Severance Plan, other than in connection with a change in control, then each time-based vesting company equity award held by the executive will vest and become exercisable as to the portion of the award that would have vested over the one-year period following the termination date (had the executive remained in continuous service during such period). This acceleration right is subject to the executive’s timely execution and non-revocation of a general release of claims.

Drs. Eltoukhy and Talasaz did not hold any unvested time-based equity awards as of December 31, 2023.

Termination Terms of Founders’ 2020 Performance Awards

Under the terms of the Founders’ 2020 Performance Awards, upon a termination of employment of Dr. Eltoukhy or Dr. Talasaz, the 2020 PSUs granted to such executive would have been treated as follows, subject to the executive’s timely execution and non-revocation of a general release of claims:

•

If the employment of Dr. Eltoukhy or Dr. Talasaz is terminated by the Company without cause or by Dr. Eltoukhy or Dr. Talasaz for good reason, then one-third of the total PSUs would have vested. Any then-remaining unvested PSUs would have remained outstanding for up to six months following the termination of employment and would have vested to the extent that the Company achieves a stock price goal during such time period.

•	The PSUs would have vested in full upon a termination of the Founder’s employment due to his death.

•

If the employment of Dr. Eltoukhy or Dr. Talasaz terminated due to his disability, then the PSUs would have remained outstanding and eligible to vest through the later to occur of (x) the one-year anniversary the termination date and (y) the four-year anniversary of the grant date (but not beyond the Expiration Date).

In the event of a change in control of the Company:

•

If the price per share received by the Company’s common stockholders in a change in control had exceeded the greater of (i) the fair market value of the Company’s stock on the grant date and (ii) the volume-weighted average stock price over the 180 days ending on the grant date, but is less than $120 per share, then one-third of the total PSUs would have vested.

•	If the price per share received by the Company’s common stockholders in a change in control had equalled or exceeded $120 per share, then the PSUs would have vested with respect to any stock price goal achieved by the deal price. In addition, if the deal price would have been between two stock price goals, then either 50% or 100% of the PSUs associated with the greater goal would have vested (depending on whether the deal price is more or less than 50% between the two goals).

•

In addition, if any then-remaining unvested PSUs were assumed, they would have continued to be eligible to vest following the transaction based on the achievement of stock price goals adjusted to reflect the transaction.

Change in Control Terms of 2023 PSU Awards

For PSU awards granted in 2023, the portion of the award subject to a performance period in which a change in control occurs will be considered earned based on the greater of (a) the target level of performance or (b) the actual performance through the date of the change in control. Any earned PSUs under the award agreement (after giving effect of this provision) will remain outstanding and subject to the continued-service vesting conditions of the award (unless a qualifying termination under the Executive Severance Plan occurs). Any unearned PSUs as of the date of the change in control will be forfeited.

Dahne-Steuber Separation

As previously discussed above in the CD&A, in conjunction with her separation Ms. Dahne-Steuber received amounts equal to six-months of base salary ($245,000), up to six-months of COBRA premiums ($5,765) for continued health coverage and was entitled to retain the remaining prorated portion of her signing bonus and relocation allowance ($32,046). The total amount of these items is $282,811.

Summary of Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. In accordance with SEC rules, the potential payments upon termination or change in control do not include certain distributions or benefits to which the NEO is already entitled, including the value of equity awards that have already vested and distributions from qualified retirement plans. Since many factors (e.g., the time of year when the event occurs, our stock price) could affect the nature and amount of benefits an NEO could potentially receive, any amounts paid or distributed upon a future termination may be different from those shown in the tables below.

Name	Compensation Component	Change in Control ($)	Involuntary Termination In Connection With a Change in Control ($)		Termination without Cause or for Good Reason Termination ($)		Death or Disability ($)
Helmy Eltoukhy
	Cash Severance		2	(1)	1	(2)	—
	Long Term Incentives	(3)	—	(4)	—	(5)	30,576,833	(6)
	COBRA Premium Reimbursement		51,623	(7)	34,415	(8)	—
	Total		51,625		34,416		30,576,833
AmirAli Talasaz
	Cash Severance		2	(1)	1	(2)	—
	Long Term Incentives	(3)	—	(4)	—	(5)	30,576,833	(6)
	COBRA Premium Reimbursement		51,623	(7)	34,415	(8)	—
	Total		51,625		34,416		30,576,833
Michael Bell
	Cash Severance		727,500	(1)	242,500	(2)	—
	Long Term Incentives	(3)	2,237,657	(4)	—		—
	COBRA Premium Reimbursement		34,415	(7)	17,208	(8)	—
	Total		2,999,572		259,708		—
Darya Chudova
	Cash Severance		667,500	(1)	222,500	(2)	—
	Long Term Incentives	(3)	2,752,202	(4)	—		—
	COBRA Premium Reimbursement		20,160	(7)	10,080	(8)	—
	Total		3,439,862		232,580		—
Craig Eagle
	Cash Severance		750,000	(1)	250,000	(2)	—
	Long Term Incentives	(3)	2,305,201	(4)	—		—
	COBRA Premium Reimbursement		24,630	(7)	12,315	(8)	—
	Total		3,079,831		262,315		—
Christopher Freeman
	Cash Severance		742,500	(1)	247,500	(2)	—
	Long Term Incentives		2,507,129	(4)	—		—
	COBRA Premium Reimbursement		33,118	(7)	16,559	(8)	—
	Total		3,282,747		264,059		—

(1)

Under the Company’s Severance Plan, for each of Drs. Eltoukhy and Talasaz, the amount is equal to the sum of 150% of the base salary in effect immediately prior to termination plus each executive’s target annual incentive bonus. For the other NEOs, the amount is equal to the sum of 100% of the base salary in effect immediately prior to termination plus each executive’s target annual incentive bonus.

(2)

Under the Company’s Severance Plan, for each of Drs. Eltoukhy and Talasaz, the amount is equal to 100% of the base salary in effect immediately prior to termination. For the other NEOs, the amount is equal to 50% of the base salary in effect immediately prior to termination.

(3)

Under the Founders’ 2020 Performance Awards, upon a change in control the PSUs are eligible to vest based on the price per share received by our common stockholders in connection with the change in control. Because the price of a share of our common stock as of December 29, 2023, the last trading day of the year, was $27.05, no portion of the awards would have vested on a change in control on that date. For Mr. Bell, and Dr. Chudova, upon a change in control PSUs awarded in 2021 and 2020 respectively are eligible to vest if the underlying performance criteria for the award has been met as of the change in control date. Because those criteria were unmet as of December 31, 2023, no value has been included.

(4)

Under the Company’s Executive Severance Plan, all unvested stock options and RSUs, and earned PSUs which vest based solely on the participant’s continued service with us or the passage of time will vest. The amount shown for Messrs. Bell, Freeman and Drs. Chudova and Eagle includes the value of all unvested stock options based on the positive difference (if any) between the exercise price and the price of a share of our common stock as of December 29, 2023, the last trading day of the year ($27.05), plus the market value of all unvested RSUs based on the price of a share of our common stock as of December 29, 2023. For Mr. Bell and Dr. Chudova, upon a change in control the PSUs awarded in 2021 and 2020 respectively are eligible to vest if the underlying performance criteria for the award has been met as of the change in control date. Because those criteria were unmet as of December 31, 2023 no value has been included. Under the Founders’ 2020 Performance Awards, upon a change in control the PSUs are eligible to vest based on the price per share received by our common stockholders in connection with the change in control. Because the price of a share of our common stock as of December 29, 2023, the last trading day of the year, was $27.05, no portion of the awards would have vested on a change in control and qualifying termination on that date. For Messrs. Bell and Freeman and Drs. Chudova and Eagle, the amounts include the value of the PSUs awarded in 2023, both the 2023 portion that was already earned at the maximum level of performance and the remaining portion, which is assumed to be earned at the target level of performance.

(5)

Under the Founders’ 2020 Performance Awards, any then-remaining unvested PSUs will remain outstanding for up to six months following the termination of employment and will vest to the extent that the Company achieves a stock price goal during such time period.

(6)

Under the Founders’ 2020 Performance Awards for each of Drs. Eltoukhy and Talasaz, the amount reflects the vesting upon death of all remaining unvested PSUs. If the employment of Dr. Eltoukhy or Dr. Talasaz terminates due to disability, then the PSUs will remain outstanding and eligible to vest through the later to occur of (x) the one-year anniversary the termination date and (y) the four-year anniversary of the grant date (but not beyond the expiration date of the PSUs). See “Compensation Discussion and Analysis — IV. Components of Our Compensation Program — Leadership Transition” above for a description of the 2024 compensation arrangements of Drs. Eltoukhy and Talasaz, pursuant to which the remaining PSUs were cancelled in March 2024.

(7)

Under the Company’s Severance Plan, the amount is the Company’s reimbursement for the full amount of the COBRA premium payments for an 18-month period following termination for Dr. Eltoukhy and Dr. Talasaz, and for a 12-month period for the other NEOs.

(8)

Under the Company’s Severance Plan, the amount is the Company’s reimbursement for the full amount of the COBRA premium payments for a 12-month period following termination for Dr. Eltoukhy and Dr. Talasaz, and for a 6-month period for the other NEOs.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2023 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of October 1, 2023: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2023. In identifying the median employee, we annualized the compensation values of individuals who joined our Company during 2023, other than temporary or seasonal employees.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee’s compensation in 2023, as calculated using Summary Compensation Table requirements, was $169,585. As disclosed in the Summary Compensation Table, the 2023 compensation was $11,591 for Dr. Eltoukhy and $26,415 for Dr. Talasaz. Therefore, using the highest-compensated of our Co-CEOs, the CEO Pay Ratio for 2023 is approximately 0.2:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Helmy Eltoukhy (1) ($)	Summary Compensation Table Total for AmirAli Talasaz (1) ($)	Compensation Actually Paid to Helmy Eltoukhy (1) (2) (3) ($)	Compensation Actually Paid to AmirAli Talasaz (1) (2) (3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2) (3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Revenue (5) ($ Millions)
							TSR ($)	Peer Group TSR ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	11,591	26,415	(4,228,364)	(4,213,540)	4,344,931	2,870,807	42.23	118.87	(479.4)	563.9

2022	11,632	11,175	(68,726,853)	(68,727,310)	3,895,818	538,306	39.25	113.65	(654.6)	449.5

2021	13,665	13,271	(30,979,967)	(30,980,361)	5,016,617	3,923,973	156.16	126.45	(384.8)	373.7

2020	113,870,986	—	196,429,143	—	29,791,305	51,705,986	201.22	126.42	(246.3)	286.7

(1)	Helmy Eltoukhy and AmirAli Talasaz were our PEOs in 2021, 2022 and 2023. Helmy Eltoukhy was our PEO in 2020. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023

AmirAli Talasaz	Michael Bell	Michael Bell	Michael Bell

Derek Bertocci	Craig Eagle	Craig Eagle	Craig Eagle

Michael Wiley	Christopher Freeman	Christopher Freeman	Christopher Freeman

John Saia	John Saia	John Saia	Darya Chudova

Ines Dahne-Steuber

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Helmy Eltoukhy ($)	Exclusion of Change in Pension Value for Helmy Eltoukhy ($)	Exclusion of Stock Awards and Option Awards for Helmy Eltoukhy ($)	Inclusion of Pension Service Cost for Helmy Eltoukhy ($)	Inclusion of Equity Values for Helmy Eltoukhy ($)	Compensation Actually Paid to Helmy Eltoukhy ($)

2023	11,591	—	—	—	(4,239,955)	(4,228,364)

Year	Summary Compensation Table Total for AmirAli Talasaz ($)	Exclusion of Change in Pension Value for AmirAli Talasaz ($)	Exclusion of Stock Awards and Option Awards for AmirAli Talasaz ($)	Inclusion of Pension Service Cost for AmirAli Talasaz ($)	Inclusion of Equity Values for AmirAli Talasaz ($)	Compensation Actually Paid to AmirAli Talasaz ($)

2023	26,415	—	—	—	(4,239,955)	(4,213,540)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	4,344,931	—	(3,568,826)	—	2,094,702	2,870,807
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Helmy Eltoukhy ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Helmy Eltoukhy ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Helmy Eltoukhy ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Helmy Eltoukhy ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Helmy Eltoukhy ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Helmy Eltoukhy ($)	Total - Inclusion of Equity Values for Helmy Eltoukhy ($)

2023	—	(4,239,955)	—	—	—	—	(4,239,955)

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for AmirAli Talasaz ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for AmirAli Talasaz ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for AmirAli Talasaz ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for AmirAli Talasaz ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for AmirAli Talasaz ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for AmirAli Talasaz ($)	Total - Inclusion of Equity Values for AmirAli Talasaz ($)

2023	—	(4,239,955)	—	—	—	—	(4,239,955)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	1,964,078	(127,536)	272,534	(14,374)	—	—	2,094,702

(4)
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the NASDAQ Biotech Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our
Non-PEO
NEOs in 2023. The financial performance measure of revenue was not applicable to the determination of Compensation Actually Paid to either Dr. Eltoukhy or Dr. Talasaz in 2023 because, in connection with the Founders’ 2020 Performance Awards, each of Drs. Eltoukhy and Talasaz entered into Waiver Letters pursuant to which they formally agreed to waive their opportunity to receive annual incentive opportunities or payouts under our annual incentive plan for seven years, including for 2023. Revenue may not have been the most important financial performance measure for years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years, and the NASDAQ Biotechnology Index TSR over the same period.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the four most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Adjusted Operating Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our revenue during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures
In light of the impact of stock price on the Founders’ 2020 Performance Awards, stock price was the sole financial performance measure that the Company considers to have linked Compensation Actually Paid to our PEOs for 2023 to Company performance.
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our
Non-PEO
NEOs for 2023 to Company performance. The measures in this table are not ranked.

Revenue

Adjusted EBITDA

Gross Margin
Compensation Risk Assessment
To assess the risks arising from our compensation policies and practices, management reviewed our various compensation programs, and presented this risk assessment to the Compensation Committee. The risk assessment included a review of our compensation plans from various perspectives, as well as other aspects of our programs that mitigate risk, ultimately assessing whether the policies and practices could directly or indirectly encourage or mitigate risk-taking by executives or increase risk to the Company.
We believe that our current compensation policies and programs do not motivate or incent excessive risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance
compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk. These include stock ownership guidelines for our senior executive officers and our directors, annual review of our gross burn rate, anti-hedging and anti-pledging policies, caps on incentive payouts, robust performance evaluations and a diverse set of financial and milestone performance metrics. As a result, we have concluded that our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Deloitte has served as our independent registered public accounting firm since April 2023.

As previously disclosed, on April 4, 2023, our Audit Committee, following a competitive request for proposal process, approved the engagement of Deloitte as our independent registered public accounting firm for our fiscal year ended December 31, 2023, and dismissed Ernst & Young LLP (“Ernst & Young“) as our independent registered public accounting firm, each effective immediately.

Ernst & Young’s audit reports on the Company’s consolidated financial statements as of and for each of the two most recently completed fiscal years, the fiscal years ended December 31, 2022 and 2021, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2022 and 2021, as well as the subsequent interim periods through April 4, 2023, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During the fiscal years ended December 31, 2022 and 2021, as well as the subsequent interim periods through April 4, 2023, neither we nor anyone acting on our behalf has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or the effectiveness of internal control over financial reporting, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We provided Ernst & Young with a copy of the foregoing disclosure and requested that Ernst & Young furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of Ernst & Young’s letter, dated April 10, 2023, was filed as Exhibit 16.1 to our Current Report on Form 10-K, filed with the SEC on April 10, 2023, and such letter stated that Ernst & Young had agreed with the statements concerning Ernst & Young contained therein.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending

December 31, 2024. Our Board is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte, and even if our stockholders ratify their appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our Audit Committee may reconsider the appointment or may continue to retain Deloitte for 2024.

Representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

AUDIT MATTERS

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte and Ernst & Young LLP for the years ended December 31, 2023, and December 31, 2022, respectively. The Audit Committee appointed Deloitte as the Company’s independent registered public accountant beginning in April 2023.

	Year Ended December 31,

Type of Fees	2023	2022

Audit Fees	$1,900,069	$3,256,800

Audit Related Fees	—	—

Tax Fees	$—	$91,400

Total Fees	$1,900,069	$3,348,200

In the above table, in accordance with the definitions of the SEC, are the following fees:

•

“Audit Fees” include billed and unbilled fees for the audit of our consolidated financial statements included in our annual report on Form 10-K, the review of the unaudited interim financial statements included in our quarterly report on Form 10-Q and other professional services related to various consultation matters;

•

“Audit Related Fees” include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees”; and

•

“Tax Fees” include fees related to preparation and filing of our U.S. federal and state tax returns, as well as audit support. For the years ended December 31, 2023, and 2022, no amounts were incurred by the Company for tax advice, planning or consulting services.

Pre-Approval Policies and Procedures

The Audit Committee has approved all audit and non-audit services provided in 2023, prior to such service being provided by the independent registered public accountant. The Audit Committee’s policy is for the Audit Committee to approve all audit and non-audit services prior to such services being performed by the independent registered public accounting firm.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023 with management of Guardant and with Guardant’s independent registered public accounting firm, Deloitte.

The Audit Committee has discussed with Deloitte those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Guardant and its management.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2023 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted by the Audit Committee,

Steve Krognes, Chair

Meghan Joyce

Myrtle Potter

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

We are seeking an advisory, non-binding stockholder vote to approve the compensation of our NEOs as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures above on pages 33 through 60, referred to as the “say-on-pay vote”. In 2020, following an advisory vote of our stockholders on frequency of advisory votes on our named executive officer compensation, the Board determined to include an advisory vote on our named executive officer compensation in our proxy materials annually until the next required stockholder vote on frequency.

The Board believes that the information provided in the “Compensation Discussion and Analysis” and the executive compensation tables demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

This vote is advisory, which means that this vote is not binding on us, our Board or our Compensation Committee. Although non-binding, our Board and our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions consistent with the exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had or will have a direct or indirect material interest.

Under the policy, management is responsible for implementing procedures to obtain information with respect to potential related person transactions, and then determining whether such transactions constitute related person transactions subject to the policy. Management then is required to present to the Audit Committee each proposed related person transaction. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. If advance Audit Committee approval of a related person transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chairperson of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting. Management is responsible for updating the Audit Committee as to any material changes to any approved or ratified related person transaction and for providing a status report at least annually of all current related person transactions at a regularly scheduled meeting of the Audit Committee. No director may participate in approval of a related person transaction for which he or she is a related person.

There were no related person transactions, arrangements or relationships with our directors, executive officers or stockholders owning 5% or more of our outstanding common stock (a “Related Party Stockholder”) during the fiscal year ended December 31, 2023.

Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in our bylaws. In addition, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for any damages other than for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the ownership of our common stock as of April 15, 2024 by: (i) each director (three of whom are the nominees for election to the Board); (ii) each of our named executive officers; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the tables is c/o Guardant Health, Inc., 3100 Hanover Street, Palo Alto, California, 94304.

Unless otherwise indicated in the footnotes to the table and subject to community property laws and the rights of spouses under revocable living trusts where applicable, we believe that each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. There were 121,885,230 shares of common stock outstanding on April 15, 2024.

Name of Beneficial Owner	Total Shares Beneficially Owned**	Percentage of Shares Beneficially Owned**
5% Stockholders:
The Vanguard Group, Inc. (1)	11,130,601	9.8%
Blackrock Inc. (2)	10,831,716	8.9%
Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd., and Kavid Kroin (3)	7,000,000	5.8%
Baillie Gifford & Co (4)	6,178,812	5.2%
Executive Officers and Directors:
Helmy Eltoukhy, Ph.D. (5)	3,133,577	2.6%
AmirAli Talasaz, Ph.D. (6)	2,996,256	2.5%
Michael Bell (7)	68,751	*
Darya Chudova (8)	108,394	*
Craig Eagle, M.D. (9)	69,232	*
Christopher Freeman (10)	79,240	*
Inest Dahne Steuber (11)	1,233	*
Ian Clark (12)	40,051	*
Steve Krognes (13)	23,634	*
Meghan Joyce (14)	32,010	*
Vijaya Gadde (15)	46,587	*
Myrtle Potter (16)	34,776	*
Musa Tariq (17)	6,801	*
All directors and executive officers as a group (15 persons) (18)	6,831,965	5.5%

*	Represents beneficial ownership of less than one percent.
**

Includes shares which the individuals shown have the right to acquire upon exercise of stock options or the vesting of restricted stock units that are vested or vest within 60 days following April 15, 2024. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group) but are not deemed to be outstanding as to any other person.

(1)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, reporting ownership as of December 30, 2023. The Vanguard Group reported shared voting power over 206,317 shares, sole dispositive power as to 10,801,617 shares, and shared dispositive power as to 328,984 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Based solely on information contained in a Schedule 13G/A filed with the SEC on January 25 2024, by Blackrock, Inc., reporting ownership as of December 31, 2023. Blackrock, Inc. reported sole voting power as to 10,578,036 shares, and sole dispositive power as to 10,831,716 shares. The address of Blackrock, Inc. is 50 East Hudson Yards, New York, New York 10001.

(3)

Based solely on information contained in Schedule 13G filed with the SEC on April 12, 2024, by Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd, and David Kroin, reporting ownership as of April 2, 2024. Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd, and David Kroin reported shared voting power as to 7,000,000 shares, shared dispositive power as to 7,000,000 shares. The addresses are the following, Deep Track Capital, LP, 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830, Deep Track Biotechnology Master Fund, Ltd., c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands, and David Kroin, c/o Deep Track Capital, LP, 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(4)

Based solely on information contained in Schedule 13G filed with the SEC on January 30, 2024, by Baillie Gifford & Co, reporting ownership as of December 31, 2023. Baillie Gifford & Co reported sole voting power as to 6,133,067 shares, sole dispositive power as to 6,178,812 shares. The address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(5)

Includes 2,092,961 shares of common stock held by Helmy Eltoukhy and 711,612 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 15, 2024. Also includes 164,288 shares held by Children’s Remainder Trust A, and 164,716 shares held by Children’s Remainder Trust B, as to which Dr. Eltoukhy and his spouse have shared voting and dispositive power.

(6)

Includes 1,909,297 shares of common stock held by AmirAli Talasaz and 567,659 shares of common stock that can be acquired upon the exercise of options that will be vested within 60 days of April 15, 2024. Also includes 470,800 shares of common stock held by Talasaz Investments, L.P., 24,250 shares of common stock held by AmirAli Talasaz 2018 Children’s Remainder Trust, and 24,250 shares of common stock held by Maryam Eskandari 2018 Children’s Remainder Trust, as to which Dr. Talasaz and his spouse have shared voting and dispositive power.

(7)

Includes 12,453 shares of common stock held by Michael Bell and 56,298 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 15, 2024.

(8)

Includes 36,304 shares of common stock held by Darya Chudova and 63,070 shares of common stock that can be acquired upon the exercise of options, and 9,020 restricted stock units, that will be vested within 60 days of April 15, 2024.

(9)

Includes 11,452 shares of common stock held by Craig Eagle and 54,063 shares of common stock that can be acquired upon the exercise of options, and 3,717 restricted stock units, that will be vested within 60 days of April 15, 2024.

(10)

Includes 15,971 shares of common stock held by Christopher Freeman and 63,269 shares of common stock that can be acquired upon the exercise of options, and 0 restricted stock units, that will be vested within 60 days of April 15, 2024.

(11)

Includes 1,233 shares of common stock held by Ines Dahne-Steuber and no shares of common stock that can be acquired upon the exercise of options, or restricted stock units, that will be vested within 60 days of April 15, 2024.

(12)

Includes 8,901 shares of common stock held by Ian Clark and 24,374 shares of common stock that can be acquired upon the exercise of options, and 6,776 restricted stock units, that will be vested within 60 days of April 15, 2024.

(13)

Includes 3,239 shares of common stock held by Steve Krognes and 14,494 shares of common stock that can be acquired upon the exercise of options, and 5,901 restricted stock units, that will be vested within 60 days of April 15, 2024.

(14)

Includes 4,588 shares of common stock held by Meghan Joyce, and 21,697 shares of common stock that can be acquired upon the exercise of options, and 5,725 restricted stock units, that will be vested within 60 days of April 15, 2024.

(15)

Includes 11,851 shares of common stock held by Vijaya Gadde, and 28,947 shares of common stock that can be acquired upon the exercise of options, and 5,789 restricted stock units, that will be vested within 60 days of April 15, 2024.

(16)

Includes 7,582 shares of common stock held by Myrtle Potter, and 21,533 shares of common stock that can be acquired upon the exercise of options, and 5,661 restricted stock units, that will be vested within 60 days of April 15, 2024.

(17)

Includes 1,232 shares of common stock held by Musa Tariq, and 5,319 shares of common stock that can be acquired upon the exercise of options, and 250 restricted stock units, that will be vested within 60 days of April 15, 2024

(18)

Includes an aggregate of 4,155,611 shares of common stock that are directly held and 1,784,237 shares of common stock that can be acquired upon the exercise of options, and 43,813 restricted stock units, that will be vested within 60 days of April 15, 2024. Also includes 848,304 shares held by trusts for the benefit of some of our executive officers and board members.

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and Executive Officers (and any persons beneficially owning more than 10 percent of a class of our stock) to file reports of their stock ownership and changes in their ownership of our common stock with the SEC on Forms 3, 4, and 5, as appropriate. Based solely on our review of Company records, we believe that all required forms concerning beneficial ownership were filed on time by all directors and Executive Officers with respect to transactions during the fiscal year ended December 31, 2023, except for two Form 4 filings that were not timely filed with respect to the following: Dr. Chudova’s June 1, 2023 RSU vesting and related withholding of shares to pay taxes; and Dr. Chudova’s August 1, 2023 RSU vesting and related withholding of shares to pay taxes. In each case, the late Form 4 filing was due to an administrative error.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding as of December 31, 2023 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by security holders (1)	11,031,167 (2)	$31.76 (2)	8,732,503 (3)
Equity compensation plan not approved by security holders (4)	50,012 (5)	$0.00 (5)	4,949,259 (5)

Total	11,081,179	$31.76	13,681,762

(1)	Consists of the Amended and Restated 2012 Plan (the “2012 Plan”), the 2018 Plan and the 2018 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2012 Plan.

(2)

Represents 4,296,773 outstanding RSUs, 2,260,764 outstanding and unvested Founders’ 2020 Performance Awards, which are market-based PSUs, 460,724 outstanding performance-based RSUs granted at target, and 4,012,906 outstanding options and the weighted average exercise price of such outstanding options. Excludes shares subject to purchase under our ESPP offerings outstanding as of December 31, 2023. The unvested Founders’ 2020 Performance Awards were cancelled in March 2024, and the shares underlying such PSUs returned to the pool of available shares for future equity grants, which is not reflected in the table above.

(3)

Includes 7,052,868 shares available for issuance under the 2018 Plan and 1,679,635 shares reserved for issuance under the ESPP as of December 31, 2023. Assumes that the outstanding performance based RSUs are earned at target.

(4)

In August 2023, the Company’s Board of Directors adopted the 2023 Employment Inducement Incentive Award Plan or the (“2023 Plan”), under which the Company may exclusively grant awards to its new employees as an inducement material to the employee’s entry into employment with the Company. The 2023 Plan was approved by the Company’s Board of Directors without stockholder approval in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules.

(5)	Represents 50,012 outstanding RSUs, no options were granted during 2023. There are 4,949,259 shares available for issuance under the 2023 Plan as of December 31, 2023.

An aggregate of 3,658,602 shares of our common stock was initially available for issuance under awards granted pursuant to the 2018 Plan. In addition, the number of shares available for issuance under the 2018 Plan may be increased on January 1 of each calendar year beginning in 2019 and ending in 2028 by an amount equal to the least of (i) 3,689,000 shares, (ii) four percent of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. Effective as of January 1, 2024, the number of shares available for issuance under the 2018 Plan was increased by 3,689,000 shares, which is not reflected in the table above.

A total of 922,250 shares of our common stock are initially reserved for issuance under our ESPP. In addition to the foregoing, on the first day of each calendar year beginning on January 1, 2019 and ending on and including January 1, 2028, the number of shares of our common stock available for issuance under the ESPP may be increased by the least of (i) 1,106,700 shares, (ii) 1% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our Board. Effective as of January 1, 2024, the number of shares available for issuance under the ESPP was increased by 1,106,700 shares, which is not reflected in the table above. The maximum number of shares subject to purchase under our ESPP offerings outstanding on December 31, 2023 is 1,679,635. The purchase periods covering these offerings in 2024 are November 15, 2023 through May 14, 2024 and May 15, 2024 through November 15, 2024.

OTHER MATTERS

Stockholder Proposals and Nominations

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary at our offices at 3100 Hanover Street, Palo Alto, California, 94304 no later than December 26, 2024.

Stockholders intending to present a proposal at the 2025 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting of Stockholders no earlier than the close of business on February 11, 2025, and no later than the close of business on March 14, 2025. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 12, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline. In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2025.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements. We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2025 Annual Stockholders’ Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or contact us at 3100 Hanover Street, Palo Alto, California, 94304. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” and Pay versus Performance, to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2023, and available at www.sec.gov. The words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek,” “should,” “likely,” and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. All statements by us regarding our expected financial position, revenues, cash flows and other operating results, business strategy and similar matters are forward-looking statements. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 and in our periodic reports on Form 10-Q and our current reports on Form 8-K. Additionally, we may provide information herein or in our other reporting, some of which may be forward-looking statements, that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no, and expressly disclaim any, obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date as of which such statement was made.

Other Matters

As of the date of this proxy statement, the Board knows of no business, other than that described in this proxy statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors of Guardant Health, Inc.,

John Saia

Chief Legal Officer and Corporate Secretary

Palo Alto, California,

April 25, 2024

Appendix A

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	the candidate’s experience as a board member of another publicly held company;

C.	the candidate’s professional and academic experience relevant to the Company’s industry;

D.	the strength of the candidate’s leadership skills;

E.	the candidate’s experience in finance and accounting and / or executive compensation practices;

F.	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

G.

the candidate’s diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, and in light of applicable diversity requirements (under applicable state law or otherwise).

In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

A-1

Appendix B

Reconciliation of Non-GAAP Information

We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain other items because we believe that these income (expenses) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2023	2022
GAAP cost of precision oncology testing	$205,528	$148,199
Amortization of intangible assets	(599)	(933)
Stock-based compensation expense and related employer payroll tax payments	(4,727)	(5,575)

Non-GAAP cost of precision oncology testing	$200,202	$141,691

GAAP cost of development services and other	$21,524	$8,126
Amortization of intangible assets	(804)	—
Stock-based compensation expense and related employer payroll tax payments	(1,857)	—

Non-GAAP cost of development services and other	$18,863	$8,126

GAAP gross profit	$336,896	$293,213
Amortization of intangible assets	1,403	933
Stock-based compensation expense and related employer payroll tax payments	6,584	5,575
Non-GAAP gross profit	$344,883	$299,721

	Twelve Months Ended December 31,
	2023	2022
GAAP cost of screening	$13,476	$2,017
Amortization of intangible assets	(804)	—
Stock-based compensation expense and related employer payroll tax payments	(1,857)	—

Non-GAAP cost of screening	$10,815	$2,017

Non-GAAP gross profit excluding cost of screening	$355,698	$301,738

GAAP research and development expense	$367,194	$373,807
Stock-based compensation expense and related employer payroll tax payments	(35,286)	(26,928)
Contingent consideration	(2,082)	(5,229)

Non-GAAP research and development expense	$329,826	$341,650

GAAP sales and marketing expense	$295,227	$299,828
Amortization of intangible assets	—	(201)
Stock-based compensation expense and related employer payroll tax payments	(25,095)	(25,666)

Non-GAAP sales and marketing expense	$270,132	$273,961

GAAP general and administrative expense	$155,800	$163,956
Amortization of intangible assets	(1,345)	(1,346)
Stock-based compensation expense and related employer payroll tax payments	(25,098)	(37,282)
Contingent consideration	(110)	(4,305)

Non-GAAP general and administrative expense	$129,247	$121,023

GAAP other operating expense	$83,400	—
Non-recurring other operating expense	(83,400)	—

Non-GAAP other operating expense	—	—

GAAP loss from operations	$(564,725)	$(544,378)
Amortization of intangible assets	2,748	2,480
Stock-based compensation expense and related employer payroll tax payments	92,063	95,451
Contingent consideration	2,192	9,534
Non-recurring other operating expense	83,400	—

Non-GAAP loss from operations	$(384,322)	$(436,913)

	Twelve Months Ended December 31,
	2023	2022
GAAP net loss	$(479,449)	$(654,588)
Amortization of intangible assets	2,748	2,480
Stock-based compensation expense and related employer payroll tax payments	92,063	95,451
Contingent consideration	2,192	9,534
Non-recurring other operating expense	83,400	—
Unrealized losses (gains) on marketable equity securities	(79,710)	7,793
Impairment of non-marketable equity securities and other related assets	29,054	5,261
Fair value adjustments of noncontrolling interest liability	—	99,785
Non-recurring other income	(2,631)	(1,100)

Non-GAAP net loss	$(352,333)	$(435,384)

GAAP net loss per share, basic and diluted	$(4.28)	$(6.41)
Non-GAAP net loss per share, basic and diluted	$(3.15)	$(4.26)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	111,988	102,178

Guardant Health, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2023	2022
GAAP net loss	$(479,449)	$(654,588)
Interest income	(35,365)	(6,069)
Interest expense	2,578	2,577
Other expense (income), net	(53,174)	12,778
(Benefit from) provision for income taxes	685	1,139
Depreciation and amortization	42,881	35,962
Stock-based compensation expense and related employer payroll tax payments	92,063	95,451
Contingent consideration	2,192	9,534
Non-recurring other operating expense	83,400	—
Fair value adjustments of noncontrolling interest liability	—	99,785

Adjusted EBITDA	$(344,189)	$(403,431)

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2023	2022
Net cash used in operating activities	$(324,975)	$(309,463)
Purchase of property and equipment	(20,486)	(77,461)

Free cash flow	$(345,461)	$(386,924)

GUARDANT HEALTH, INC.

3100 HANOVER STREET

PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GH2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Class III Directors

	Nominees	For		Withhold

1a.	Helmy Eltoukhy	☐		☐

1b.	Steve Krognes	☐		☐

1c.	AmirAli Talasaz	☐		☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as Guardant Health, Inc.'s independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

3.	Non-binding advisory vote to approve Guardant Health, Inc.'s named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 10K Wrap and Notice & Proxy Statement are available at www.proxyvote.com

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Guardant Health, Inc.

Annual Meeting of Stockholders

June 12, 2024 09:30 AM

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Helmy Eltoukhy, AmirAli Talasaz and John Saia, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guardant Health, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Pacific Time on June 12, 2024, virtually at www.virtualshareholdermeeting.com/GH2024, or at any continuation, postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side